As filed with the Securities and Exchange Commission on September 10, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Advanced Medical Optics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	33-0986820
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1700 E. St. Andrew Place

Santa Ana, California 92705
(714) 247-8200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Aimee S. Weisner

Corporate Vice President, General Counsel and Secretary
1700 E. St. Andrew Place
Santa Ana, California 92705
(714) 247-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Jennifer A. Bensch, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
(213) 687-5000

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
	Amount to be	Proposed Maximum	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered	Offering Price Per Unit	Offering Price	Registration Fee

2.50% Convertible Senior Subordinated Notes due 2024	$350,000,000(1)	100%(2)	$350,000,000(2)	$44,345

Common Stock, par value $0.01 per share (including the associated Rights to purchase Series A Junior Participating Preferred Stock)(3)	6,966,575 shares(4)	—	—	(5)

(1)	Represents the aggregate principal amount at maturity of the notes originally issued by the registrant on June 22, 2004.
(2)	Equals the aggregate principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Rights to purchase Series A junior participating preferred stock of the registrant are attached to all shares of the registrant’s common stock in accordance with the Rights Agreement, dated June 24, 2002, by and between the registrant and Mellon Investor Services LLC, as rights agent. The rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferable solely with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock.
(4)	Represents the number of shares of common stock initially issuable upon conversion of the notes. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions contained therein.
(5)	No separate consideration will be received for the shares of common stock issuable upon conversion of the notes, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2004

PRELIMINARY PROSPECTUS

$350,000,000
2.50% Convertible Senior Subordinated Notes due 2024 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     On June 22, 2004, we issued and sold $350,000,000 aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2024 in a private offering. Selling securityholders will use this prospectus to resell the notes and the shares of our common stock issuable upon conversion of the notes.

     The notes will be convertible, at the holder’s option, into shares of our common stock initially at a conversion rate of 19.9045 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $50.24 per share), subject to adjustment as described in this prospectus, only during specified periods under the following circumstances: (i) during any fiscal quarter commencing after September 24, 2004 if the closing sale price of our common stock measured over a specified number of trading days is above 130% of the conversion price then in effect; (ii) subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the notes is less than 95% of the conversion value; (iii) upon the occurrence of specified credit rating events with respect to the notes; (iv) if a holder’s notes have been called for redemption; (v) if a fundamental change occurs; or (vi) upon the occurrence of specified corporate transactions.

     Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock.

     The notes bear interest at a rate of 2.50% per year. Beginning with the six-month period commencing January 15, 2010, we will also pay contingent interest during any six-month period in which the trading price of the notes, measured over a specified number of trading days, is 120% or more of the principal amount of the notes. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2005. The notes will mature on July 15, 2024.

     The notes are subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt instruments, see “United States Federal Income Tax Consequences.”

     We may redeem some or all of the notes on or after January 20, 2010 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any.

     Each holder may require us to repurchase all or a portion of its notes on January 15, 2010, July 15, 2014 and July 15, 2019 at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any. In addition, each holder may require us to repurchase all or a portion of its notes upon a fundamental change at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, plus, under certain circumstances, a make whole premium. If a holder requires us to repurchase notes, subject to certain exceptions, we may choose to pay the repurchase price in cash, shares of our common stock or a combination of cash and shares of our common stock.

     The notes are our unsecured obligations, are subordinated in right of payment to all of our existing and future senior indebtedness, including indebtedness under our amended senior credit facility, and rank pari passu with all of our existing and future senior subordinated indebtedness, including our existing 3 1/2% Convertible Senior Subordinated Notes due 2023. The notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

     Our common stock is listed on the New York Stock Exchange under the symbol “AVO.” The last reported sale price of our common stock on September 7, 2004 was $39.32 per share.

     The notes are not listed on any securities exchange or included in any automated quotation system.

       Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of this prospectus beginning on page 13.

     We will not receive any of the proceeds from the sale of the notes or the shares of common stock by the selling securityholders. The notes and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

      Unless otherwise indicated, all references in this prospectus to “Advanced Medical Optics,” “AMO,” “company,” “we,” “our,” “us” or similar terms refer to Advanced Medical Optics, Inc., together with its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “AVO” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005. You may find additional information about us and our subsidiaries at http://www.amo-inc.com. The information on our website is not a part of this prospectus.

      We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information in such future filings deemed, under SEC rules, not to have been filed), after the date of this prospectus and until we have sold all of the notes to which this prospectus relates or this offering is otherwise terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 26, 2004, filed with the SEC on May 3, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended June 25, 2004, filed with the SEC on August 3, 2003; and

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•	our Current Reports on Form 8-K, filed with the SEC on April 22, 2004, June 4, 2004, June 15, 2004, June 16, 2004, June 17, 2004, June 22, 2004, June 23, 2004, July 9, 2004 and the Form 8-K/A filed on September 9, 2004.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place
Santa Ana, California 92705
Tel.: (714) 247-8348
Attention: Investor Relations

      Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

      The information incorporated by reference in this prospectus is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.

TRADEMARKS AND TRADE NAMES

      We own or have rights to use certain trademarks or tradenames that we use in conjunction with the sale of our products, including, without limitation, each of the following: Advanced Medical OpticsTM, AmadeusTM, AMO®, Array®, Array® II, Baerveldt®, blinkTM, Blink-n-Clean®, CeeOn®, ClariFlex®, Complete®, Complete® MoisturePLUS, Consept F®, Consept 1 Step®, Diplomax®, Healon®, Healon®5, Healon® GV, Inject-o-RingTM, OptiEdgeTM, Oxysept® 1 Step, PhacoFlex® II, Prestige®, Sensar®, Sovereign®, Sovereign® CompactTM, StabilEyesTM, The Unfolder®, The Future in SightTM, Tecnis®, Total CareTM, UltraCare®, Ultrazyme®, VerisyseTM, Vitrax® and WhiteStarTM.

INDUSTRY DATA

      Unless otherwise stated, this prospectus includes industry data for 2003 and forecasts that we obtained from industry publications and surveys and reports of governmental agencies. Market Scope, LLC is our primary source for the third-party industry data and forecasts included herein relating to the ophthalmic surgical industry. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying assumptions relied upon therein. Although we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of these sections, including, without limitation, any predictions of earnings, revenues, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products; any statements regarding future economic conditions; any statements concerning our future operations, financial condition and prospects; and any statements of assumptions underlying the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “potential,” “likely,” “continue,” or similar words, or expressions of the negative of these terms. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

      Some of the factors that might cause actual results to differ materially from the forward-looking statements we make in this prospectus, might cause us to modify our plans or objectives, might affect our ability to pay timely amounts due under the notes and/or might affect the value of the notes and the shares of common stock issuable upon conversion of the notes include, but are not limited to, those described under “Risk Factors” in this prospectus.

      We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

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SUMMARY

      This summary highlights some important information about our business and about this offering. It does not include all information you should consider before deciding to purchase any notes or shares of our common stock. Please review this entire prospectus, including the risk factors section and the information incorporated by reference in this prospectus, before you decide to purchase any notes or shares of our common stock.

Advanced Medical Optics, Inc.

      We were incorporated in Delaware in October 2001 as a subsidiary of Allergan, Inc. Allergan spun-off our company to its stockholders by way of a distribution of all of our shares of common stock on June 29, 2002. As a result of our spin-off from Allergan, we are a publicly traded, independent company, and Allergan has no continuing stock ownership in us. Our principal executive offices are located at 1700 E. St. Andrew Place, Santa Ana, California 92705. Our telephone number is (714) 247-8200.

The Acquisition of Pfizer’s Ophthalmic Surgical Business and Related Financing Transactions

The Pfizer Ophthalmic Surgical Business Acquisition

      On June 26, 2004, pursuant to a stock and asset purchase agreement dated as of April 21, 2004 between us and Pfizer, Inc., or Pfizer, we completed our $450 million all-cash acquisition of Pfizer’s ophthalmic surgical business (the “Acquisition”). The assets acquired from Pfizer and its subsidiaries include the Healon line of viscoelastic products used in ocular surgery, CeeOn and Tecnis intraocular lenses, or IOLs, used in cataract surgery and the Baerveldt glaucoma shunt. We also acquired related manufacturing and research and development facilities in Groningen, Netherlands; Uppsala, Sweden; and Bangalore, India. We intend to continue to use these facilities for the manufacturing and research and development of the related assets acquired from Pfizer and its subsidiaries. We financed the Acquisition and related expenses with a portion of the net proceeds from the original issuance of the notes and borrowings under our amended senior credit facility.

Amended Senior Credit Facility

      In connection with the Acquisition, we amended and restated our senior credit facility to provide for a $250 million term loan and a $100 million revolving credit facility, both maturing on June 25, 2009, which is collateralized by substantially all of our assets and the assets of the guarantors thereunder. We used the proceeds from the term loan to fund a portion of the Acquisition purchase price. Our revolving credit facility was undrawn upon completion of the Acquisition.

Tender Offer and Consent Solicitation

      On June 9, 2004, we commenced a cash tender offer to purchase the outstanding $70 million aggregate principal amount of our 9 1/4% Senior Subordinated Notes due 2010, or the existing 9 1/4% notes, and a consent solicitation to amend the related indenture to eliminate substantially all of the restrictive covenants and certain events of default. We received tenders and consents representing 100% of the existing 9 1/4% notes prior to July 8, 2004, the date the tender offer expired. We used a portion of the net proceeds from the original issuance of the notes to repurchase the existing 9 1/4% notes tendered and to pay the related consent fees. Following the completion of the tender offer, no existing 9 1/4% notes remained outstanding. As a result of the tender offer, we recorded in the second quarter of 2004 a cash charge of approximately $10.8 million.

Private Exchanges

      In the second and third quarters of 2004, we exchanged approximately $111.6 million aggregate principal amount of our outstanding 3 1/2% Convertible Senior Subordinated Notes due 2023, or the existing convertible notes, for approximately 5.9 million shares of our common stock and approximately $4.6 million in cash in privately negotiated transactions with a limited number of holders (the “Private Exchanges”). As a result of the Private Exchanges, we recorded in the second quarter of 2004 a non-cash charge of approximately $107.2 million and a cash charge of approximately $4.6 million, and we recorded a non-cash charge of approximately $0.6 million in the third quarter of 2004.

Japan Term Loan

      In June 2004, our Japan subsidiary repaid its 2.5 billion yen-denominated (USD $22.4 million equivalent) term loan facility, which was collateralized by the subsidiary’s accounts receivable and inventory, with cash on hand and borrowings under our then-existing revolving credit facility, which we repaid with cash from operations in the second quarter of 2004.

*          *          *

      Throughout this prospectus, we refer to the original issuance of the notes, the Acquisition, the amendment to our senior credit facility and the initial borrowings thereunder, the cash tender offer and related consent solicitation, the Private Exchanges and the repayment of the Japan term loan, collectively as the “Transactions.”

      The pro forma numbers presented throughout this prospectus do not purport to represent what the actual results would have been had the transaction occurred on the dates indicated, nor are they indicative of future results.

Our Business

      We are a global leader in the development, manufacture and marketing of medical devices for the eye. We have two major product lines: ophthalmic surgical and eye care. Our ophthalmic surgical product line provides medical devices for use in the cataract and refractive surgery markets. In the cataract surgery market, we focus on the four key products required for cataract surgery — foldable IOLs, implantation systems, phacoemulsification systems and viscoelastics. In the refractive surgery market, in addition to IOLs and viscoelastics, we market microkeratomes for use in the LASIK procedure. Our eye care product line provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners and contact lens rewetting drops.

      We believe that our products are among the leading brands in our industry. We have successfully introduced many technologically advanced products, including the first foldable multifocal IOL approved by the U.S. Food and Drug Administration, or FDA, and, more recently, the first “cold” phacoemulsification system. We have maintained our leading market positions through our on-going commitment to technological innovation and new product development, both internally through research and development and externally through strategic alliances and partnerships. Our products are sold in approximately 60 countries, and we have direct operations in approximately 20 countries. On an historical basis for the year ended December 31, 2003 and the six months ended June 25, 2004, our net sales were $601.5 million and $319.0 million, respectively, and our net earnings (loss) were $10.4 million and ($107.8) million, respectively. On a pro forma basis after giving effect to the Transactions, for the year ended December 31, 2003 and the six months ended June 25, 2004, our net sales would have been $748.4 million and $393.9 million, respectively, and our net earnings would have been $11.4 million and $24.4 million, respectively.

      Our acquisition of Pfizer’s ophthalmic surgical business expanded our viscoelastic and IOL product offerings, allowing us to offer a more comprehensive portfolio of products required to perform ophthalmic surgery. We acquired the Healon family of viscoelastic products and the Tecnis and CeeOn IOL brands. The addition of the Healon family, one of the leading viscoelastic brands, significantly expanded our existing viscoelastic product line. The Tecnis and CeeOn IOL brands further strengthened our position in the cataract surgery market with the Tecnis multifocal IOL brand expanding our product offerings into the refractive surgery market. We also acquired the Baerveldt glaucoma shunt, or drainage device, which provides us with an entry into the glaucoma market.

Our Products

Ophthalmic Surgical Product Line

      Our ophthalmic surgical products business develops, manufactures and markets medical devices for the cataract and refractive surgery markets, with a focus on technologically advanced products. On an historical basis for the year ended December 31, 2003 and the six months ended June 25, 2004, our net sales for ophthalmic surgical products were $306.5 million and $164.9 million, respectively. On a pro forma basis after giving effect to the Transactions, for the year ended December 31, 2003 and the six months ended June 25, 2004, our net sales for ophthalmic surgical products would have been $453.5 million and $239.8 million, respectively.

Cataract Surgery

      We focus on the four key devices for the cataract surgery market:

•	Foldable IOLs — Foldable IOLs are artificial lenses used to replace the human lens.

•	Implantation systems — Implantation systems are designed and used specifically to implant IOLs during cataract surgery.

•	Phacoemulsification systems — Phacoemulsification systems use ultrasound during small incision cataract surgery to break-up and remove the cloudy human lens prior to its replacement with an IOL.

•	Viscoelastics — Viscoelastics provide a barrier of protection for the cornea during phacoemulsification and maintain the shape of the eye during IOL insertion.

      Intraocular Lenses. As a leading provider of IOLs, we offer surgeons a choice of high-quality, innovative foldable IOLs in both acrylic and silicone, together with our proprietary implantation systems, for use in minimally invasive cataract surgical procedures. Our leading IOL brands are the Sensar and ClariFlex brands of monofocal IOLs, which utilize our patented OptiEdge design to reduce the incidence of posterior capsular opacification (a secondary cloudy area that may develop behind the IOL and require further surgical procedures to correct), and our Array brand of multifocal IOLs, which correct for near, intermediate and distance vision. Through our acquisition of Pfizer’s ophthalmic surgical business, we enhanced our IOL offerings with the Tecnis and CeeOn brands. Tecnis is the only foldable IOL with an aspheric surface and is the only IOL to receive FDA approval for claims of improved functional vision.

      Implantation Systems. As a companion to our foldable IOLs, we market implantation systems for each of our foldable IOL models. The Unfolder, our proprietary series of implantation systems, which includes the Emerald, SilverT and Silver implantation systems, is used for insertion of our foldable IOLs. These systems assist the surgeon in achieving controlled release of the IOL into the capsular bag through a small incision in the eye.

      Phacoemulsification Systems. We are a leading provider of phacoemulsification systems. We offer a number of phacoemulsification systems, including our Sovereign and Sovereign Compact systems that are available with our WhiteStar technology, which creates less heat and turbulence in the ocular environment, also known as “cold phaco,” enabling better patient outcomes. Our WhiteStar technology also permits the practitioner to perform bi-manual, micro-incision phaco, a procedure which gives surgeons more operating flexibility over traditional techniques. Phacoemulsification systems use disposable or reusable packs that are necessary for each procedure. The majority of our sales from our phacoemulsification products are from sales of these packs and related accessories.

      Viscoelastics. Our acquisition of Pfizer’s ophthalmic surgical business provides us with the Healon family of viscoelastics, one of the leading brands of viscoelastics. The addition of the Healon family significantly expanded the scale of our existing viscoelastic offering. The different characteristics associated with each Healon product, Healon, Healon GV and Healon5, provide surgeons with a range of viscoelastic choices that combine the familiarity of the original Healon line with advanced technologies to satisfy different surgical needs. Healon complements our existing Vitrax brand of dispersive viscoelastic. Healon can be used with Vitrax to meet a full range of needs during surgery.

      Other Surgical Products. We also provide several ancillary products related to the cataract surgery market, including irrigating solutions, custom eye trays and capsular tension rings, which stabilize the capsular bag during IOL placement.

Refractive Surgery

      The most common refractive surgery procedure is laser surgery. In the refractive laser surgery market, we are the exclusive worldwide distributor of the Amadeus microkeratome system and SurePass microkeratome blades. Surgeons use microkeratomes in LASIK procedures to cut a flap of corneal tissue before treatment with an excimer laser. We also have an exclusive co-marketing agreement in the United States with VISX Incorporated, which sells excimer laser systems.

      In Europe, we market our Verisyse and Array IOLs for refractive implant procedures. The Verisyse IOL works in combination with the natural lens for the correction of refractive errors, such as nearsightedness. We are currently awaiting FDA approval for Verisyse in the United States.

Eye Care Product Line

      In the eye care market, we focus on creating products that make contact lenses more comfortable, simplify contact lens care and promote ocular health. Our eye care business develops, manufactures and markets a full range of contact lens care products for use with most types of contact lenses. Our comprehensive product offering includes single-bottle, multi-purpose cleaning and disinfecting solutions and hydrogen peroxide-based disinfecting solutions to destroy harmful microorganisms in and on the surface of contact lenses; daily cleaners to remove undesirable film and deposits from contact lenses; enzymatic cleaners to remove protein deposits from contact lenses; and lens rewetting drops to provide added wearing comfort. Our leading brands include blink, Complete, Complete MoisturePLUS, Complete Blink-N-Clean, Consept F, Consept 1 Step, Oxysept 1 Step and Ultrazyme. On both an historical basis and a pro forma basis after giving effect to the Transactions, for the year ended December 31, 2003 and the six months ended June 25, 2004, our net sales for eye care products were $294.9 million and $154.1 million, respectively.

Industry

Ophthalmic Surgical Products

      Our surgical products are focused on the ophthalmic surgical products market, which according to Market Scope, LLC was estimated to be approximately $2.4 billion in 2003. We believe we operate in an approximately $1.4 billion subset of this market.

      Cataract surgery is one of the most common surgical procedures performed in the United States and most other developed nations. Market Scope estimates that the global cataract surgery market is expected to grow at an compound annual growth rate of approximately 9% from 2003 to 2008. We expect growth in this market to be driven primarily by an aging population. As the human eye ages, the prevalence of cataracts and the need for vision correction generally increases. According to the U.S. Census Bureau, individuals aged 65 or older in the United States comprise one of the fastest growing segments of the population, which is expected to grow 14% from 2000 to 2010. In Europe and Japan, this segment of the population is also growing at a fast rate.

      The refractive surgery market is driven by innovation and development of new techniques and products. We believe that the limitations of existing technologies drive innovation and future growth potential. For example, the LASIK elective surgical procedure is effective on only a portion of refractive disorders. As LASIK and other elective vision correction procedures become safer and more widely accepted by surgeons, we believe other surgical procedures, such as implantation of refractive IOLs, will also gain acceptance by surgeons and consumers.

Eye Care Products

      We expect growth in the eye care products market to be driven primarily by growth in the contact lens industry, which is driven by demographic and socioeconomic trends and technological innovation. As the use of contact lenses has become increasingly popular, the demand for disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops has also increased. We believe there are many contact lens wearers who currently cease wearing contact lenses due to lens discomfort, which can be addressed in part with more advanced contact lens care solutions. We believe an opportunity for growth exists in Europe and Asia, in particular, where penetration rates for contact lens use are lower than in the United States.

Benefits from the Acquisition of Pfizer’s Ophthalmic Surgical Business

      We believe our acquisition of Pfizer’s ophthalmic surgical business strengthens our position in the global ophthalmic surgical industry through the following expected benefits.

      Strengthens our comprehensive product portfolio in the ophthalmic surgery market. Through the Acquisition, we acquired the Healon family of viscoelastics and the Tecnis and CeeOn IOL brands. We also acquired the Baerveldt glaucoma shunt, providing us with an entry into an additional segment of the ophthalmic surgical market. The Healon family offers ophthalmic surgeons a wide range of alternatives to meet a variety of surgical needs. This expansion of our viscoelastics product line enables us to provide surgeons a more comprehensive portfolio of the four key products required for cataract surgery. With the addition of the Healon family of viscoelastics and the Tecnis and CeeOn IOLs to our existing product base, our sales force has the opportunity to increase sales through cross-selling and bundling of our products, thereby strengthening our position as a single-source solution for cataract surgery products.

      Enhances our position in the IOL market for cataract and refractive surgery. We believe that our ability to market the Tecnis and CeeOn IOLs in conjunction with our phacoemulsification and IOL insertion systems will help drive sales of these IOLs. Tecnis is the only foldable IOL with an aspheric surface and is the only IOL to receive FDA approval for claims of improved functional vision. The Tecnis multifocal IOL, which is currently approved for use only in Europe, offers patients near and distance vision benefits along with improved functional vision. The addition of the Tecnis multifocal IOL enables us to expand our presence in the developing refractive implant market in Europe. We believe the ability to offer IOLs for refractive surgery also has the potential to generate growth for viscoelastics used in refractive surgeries.

      Achieves operating synergies. The Acquisition provides us the opportunity to realize meaningful operating synergies. We expect to be able to increase sales without a significant expansion of our sales force, distribution system or administrative personnel, as the product lines we are acquiring can be supported largely by our existing infrastructure.

      Expands our manufacturing and research and development expertise. We expect the manufacturing know-how of Pfizer’s ophthalmic surgical business to add to our own manufacturing capabilities. In particular, through the Acquisition we secured our own supply and direct access to production expertise for sodium hyaluronate, which is the key ingredient in viscoelastics and is also used in certain eye care products. Likewise, the research and development team from Pfizer’s ophthalmic surgical business complements our IOL research and development team and expands our expertise into viscoelastics.

Our Competitive Strengths

      We believe the following competitive strengths will enable us to improve our profitability and cash flows and foster our future growth:

      Leading market positions with a loyal customer base. Our innovative and high-quality ophthalmic surgical and eye care products are well recognized within our industries. Our leading positions in the markets we serve enable us to establish and maintain close relationships with eye care professionals to support our products. We believe that in the ophthalmic surgical products market, surgeons tend to remain loyal to the IOL brands, phacoemulsification systems and viscoelastic products to which they have become accustomed. Similarly, we believe that contact lens wearers tend to remain loyal to the brand of eye care products provided to them with their contact lenses by their eye care professional.

      Leading research and development capability. We believe that a key factor in our success has been our ability to innovate and provide technologically advanced products for both the ophthalmic surgical and eye care markets. Our research and development efforts are focused on proprietary products that are safe and effective and address unmet needs. Pfizer’s ophthalmic surgical business has also been a technology leader in both viscoelastics and IOLs as reflected by the development of the Healon family of viscoelastics and the Tecnis IOLs.

      Established global infrastructure provides platform for future growth. Our sales and distribution infrastructure, market presence, customer relationships and knowledge of local markets worldwide provide a strong platform for future growth. We believe that our global sales force, which is direct in approximately 20 countries, allows us to drive sales of our existing and future products through our relationships with eye care professionals. We also use third-party distributors for the distribution of our products in smaller geographic markets. We operate six manufacturing facilities in China, India, Netherlands, Puerto Rico, Spain and Sweden. We expect our manufacturing facilities will have capacity to accommodate anticipated growth, which will enable us to leverage our fixed overhead expenses.

      Diversified revenue stream across products and markets. We have a diversified revenue base in terms of both products and geographic markets. On a pro forma basis after giving effect to the Transactions, for the year ended December 31, 2003, net sales from our ophthalmic surgical business would have constituted approximately 61% of our total net sales, and net sales from our eye care business would have constituted approximately 39% of our total net sales. In addition, our products are sold in approximately 60 countries. On a pro forma basis after giving effect to the Transactions, for the year ended December 31, 2003, our net sales in the United States, Europe/ Africa/ Asia Pacific and Japan would have been approximately 25%, 44% and 27%, respectively, of our total net sales. In addition, no one customer constituted more than 10% of our total net sales for this period. We believe our diverse sources of revenue create a more stable revenue base that is less susceptible to shifts in any one product line or geographic market.

      Strong cash flow generation. We generate strong cash flow, which enables us to maintain investment in research and development and our manufacturing facilities to support our technology-driven focus. We believe our strong cash flow provides us with the flexibility to service our debt and pursue our future growth initiatives.

      Experienced management team. We have a strong and experienced management team led by our President and Chief Executive Officer, James V. Mazzo, who has approximately 24 years of experience with Allergan and us, and our Executive Vice President of Operations and Finance and Chief Financial Officer, Richard A. Meier, who has approximately 10 years of experience in the health care products industry. Our executive officers have an average of over 15 years of experience in the health care products industry. We benefit from our senior management’s knowledge of our industry, familiarity with our customers and understanding of the development, manufacturing and sale of our products.

Our Strategy

      Our strategy is to capitalize on our leading positions in the ophthalmic surgical and eye care products markets to capture increasing market share and achieve profitable revenue growth through the following initiatives:

      Continue to be a technology leader in our markets. We intend to capitalize on our commitment to research and development and to introduce improved and technologically advanced products to gain market share and further establish ourselves as a leader in the ophthalmic surgical and eye care industries. Our focus will be on technology-driven, not commodity-driven, products where we believe we can differentiate ourselves from our competition. For example, we are currently developing products to allow the eye to adjust its field of focus following cataract surgery. We intend to use our ties with leading industry institutes and teaching institutions to maintain our position as a technology leader in our markets.

      Cross-sell and bundle our comprehensive portfolio of products to increase our sales. As a result of our acquisition of Pfizer’s ophthalmic surgical business, we are able to offer a more comprehensive portfolio of products, enabling us to more effectively use our extensive global sales and distribution network to cross-sell and bundle our products. We expect the Pfizer customer base will be complementary to our own, providing us an opportunity to further increase sales of our existing products to new customers.

      Standardize and centralize our operating structure to create greater productivity and scalability. We are centralizing key operating functions under common global leadership and implementing standard procedures and policies using best practices to create a more efficient operating structure. With this initiative, we are seeking to increase the productivity of our personnel, achieve operating efficiencies and create a structure that can integrate acquisitions more rapidly and effectively. We expect this structure will enable us to respond more quickly to changes in our markets and will help us reduce time to market for new products.

      Pursue strategic acquisitions and partnerships. Although our near-term focus will be on integrating Pfizer’s ophthalmic surgical business into our operations, we will continue to pursue strategic acquisitions, partnerships and alliances. We believe that such opportunities will allow us to leverage our global sales force, distribution infrastructure and research and development capabilities to build upon our leading market positions.

The Offering

Issuer	Advanced Medical Optics, Inc.

Securities Offered	$350,000,000 aggregate principal amount of 2.50% Convertible Senior Subordinated Notes due 2024.

Maturity Date	July 15, 2024.

Interest Rate	2.50% per year, payable in cash on January 15 and July 15 of each year, beginning January 15, 2005.

Contingent Interest	Beginning with the six-month interest period commencing January 15, 2010, we will pay contingent interest in cash during any six-month interest period in which the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.25% of the average trading price of $1,000 principal amount of the notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

Contingent interest will be computed on the basis of the actual number of days for which contingent interest is payable in the applicable six-month interest period, divided by 180.

Ranking	The notes are our general unsecured senior subordinated obligations. Accordingly, they are:

• subordinated in right of payment to all of our existing and future senior indebtedness, including our obligations under our amended senior credit facility;

• structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries (other than indebtedness and other liabilities owed to us);

• pari passu in right of payment to our existing and future senior subordinated indebtedness, including our existing convertible notes; and

• senior in right of payment to our future subordinated indebtedness.

As of June 25, 2004, we (excluding our subsidiaries) would have had:

• total senior indebtedness of approximately $250.0 million on a pro forma basis after giving effect to the Transactions;

• total senior subordinated indebtedness of approximately $378.4 million on a pro forma basis after giving effect to the Transactions; and

• no indebtedness contractually subordinated to the notes on a pro forma basis after giving effect to the Transactions.

As of June 25, 2004, the notes would have been structurally subordinated to approximately $84.9 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities, of our subsidiaries on a pro forma basis after giving effect to the Transactions.

Conversion Rights	Holders may convert their notes into shares of our common stock at any time on or prior to the trading day preceding the maturity date only during specified periods under the following circumstances:

• during any fiscal quarter commencing after September 24, 2004 if the closing sale price of our common stock exceeds 130% of the conversion price then in effect for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter; or

• during the five business days after any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 95% of the conversion value, which equals the product of the closing sale price of our common stock and the conversion rate then in effect; provided, that, after July 15, 2019, a holder may not convert its notes in reliance on this provision if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 130% of the conversion price then in effect; or

• if after the earlier of (a) the date the notes are rated by both Standard & Poor’s Ratings Services and Moody’s Investor Services and (b) 30 business days from the date the notes are issued, during any period in which the credit rating assigned to the notes by S&P or Moody’s is below CCC+ or Caa2, respectively, or if either of these rating agencies does not rate or no longer rates the notes, or if either of these rating agencies suspends or withdraws the rating assigned to the notes; or

• if the notes have been called for redemption; or

• if a fundamental change occurs; or

• during prescribed periods upon the occurrence of certain corporate events described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Transactions.”

The notes are convertible into shares of our common stock at an initial conversion rate of 19.9045 shares of common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $50.24 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, in each case as calculated as described under “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion.” At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock. See “Description of the Notes — Conversion Rights — Conversion Procedures — Settlement Upon Conversion — Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion.”

Upon any conversion, subject to certain exceptions, a holder will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any) and additional interest, if any. See “Description of the Notes — Conversion Rights.”

Sinking Fund	None.

Optional Redemption by Advanced Medical Optics	We may not redeem the notes prior to January 20, 2010. We may redeem some or all of the notes for cash on or after January 20, 2010, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date.

Optional Repurchase Right of Holders	Each holder may require us to repurchase all or a portion of its notes on January 15, 2010, July 15, 2014 and July 15, 2019 at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date.

Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we may choose to pay the repurchase price in cash, shares of our common stock, or a combination of cash and shares of our common stock. If we have irrevocably elected to make a cash payment of principal upon conversion, the repurchase price will be paid in cash. If we elect to pay all or a portion of the repurchase price in common stock, shares of our common stock will be valued at 98.0% of the average closing sale price of our common stock for the five trading-day period ending on the third trading day prior to the applicable repurchase date.

Fundamental Change Repurchase Right of Holders	Each holder may require us to repurchase all or a portion of its notes upon a fundamental change (as described under “Description of the Notes — Repurchase at the Option of the Holder — Fundamental Change Put”) at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, plus, under certain circumstances, a make whole premium.

We may choose to pay the repurchase price in cash, shares of common stock of the surviving corporation, or a combination of cash and shares of the applicable common stock. The make whole premium will be paid as described below. If we elect to pay all or a portion of the repurchase price in applicable common stock, shares of the applicable common stock will be valued at 98.0% of the average closing sale price of the applicable common stock for the five trading-day period ending on the third trading day prior to the applicable repurchase date.

Make Whole Premium Upon a Fundamental Change	On or prior to January 15, 2010, upon the occurrence of a fundamental change, under certain circumstances, we will pay, in addition to the repurchase price, a make whole premium on notes converted in connection with, or tendered for repurchase upon, the fundamental change. The make whole premium will be payable, in the same form of consideration into which our common stock has been exchanged or converted, on the repurchase date for the notes after the fundamental change, both for notes tendered for repurchase and for notes converted in connection with the fundamental change.

The amount of the make whole premium, if any, will be based on our stock price on the effective date of the fundamental change. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various stock prices and fundamental change effective dates is set forth under “Description of the Notes — Determination of the Make Whole Premium.” No make whole premium will be paid if the stock price is less than $37.49 or if the stock price exceeds $100.00 (in each case, subject to adjustment).

Events of Default	If an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Advanced Medical Optics, Inc.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes initially sold to qualified institutional buyers are eligible for trading in The PORTAL Market. However, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market. An active or liquid market may not develop for the notes.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “AVO.”

Use of Proceeds	We will not receive any of the proceeds upon the resale of the notes or the common stock by any selling securityholder.

United States Federal Income Tax Consequences	We and each holder of the notes have agreed in the indenture, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the United States Treasury regulations that govern contingent payment debt instruments. Under such regulations, even if we do not pay any contingent interest on the notes, a beneficial owner of the notes who is a U.S. Holder, as defined below under “United States Federal Income Tax Consequences,” will be required to include interest, which we refer to as tax original issue discount, at the rate described below in its gross income for United States federal income tax purposes, regardless of whether such owner uses the cash or accrual method of tax accounting. As a result, a holder will be required to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a fixed-rate, noncontingent, nonconvertible borrowing (which we have determined to be 7.79%, compounded semi-annually), even though the notes will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the notes are outstanding.

Each holder of the notes will recognize a gain or loss on the sale, exchange, repurchase by us at the holder’s option, conversion, redemption or retirement of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received upon conversion, and the holder’s adjusted tax basis in the notes. Any gain recognized by a holder on the sale, exchange, repurchase by us at the holder’s option, conversion, redemption or retirement of a note generally will be ordinary interest income; any loss generally will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. Holders should consult their tax advisers as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the notes. See “United States Federal Income Tax Consequences.”

Risk Factors

      You should read the “Risk Factors” section beginning on page 13 to understand the risks associated with an investment in the notes and shares of our common stock.

RISK FACTORS

      You should carefully consider the following risks and other information included or incorporated by reference in this prospectus before deciding to purchase any notes in this offering. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may also impair our business. The risks described in this section and in information included or incorporated by reference by this prospectus could cause our actual results to differ materially from those anticipated.

Risks Relating to Our Business

We may not successfully make or integrate acquisitions or enter into strategic alliances.

      As part of our business strategy, we intend to pursue selected acquisitions and strategic alliances and partnerships. We compete with other ophthalmic surgical products and eye care companies, among others, for these opportunities and we cannot assure you that we will be able to effect strategic alliances, partnerships or acquisitions on commercially reasonable terms or at all. Even if we enter into these transactions, we may experience:

•	delays in realizing the benefits we anticipate or we may not realize the benefits we anticipate at all;

•	difficulties in integrating any acquired companies and products into our existing business;

•	attrition of key personnel from acquired businesses;

•	costs or charges;

•	difficulties or delays in obtaining regulatory approvals;

•	higher costs of integration than we anticipated; or

•	unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

      Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition and results of operations. We may also issue additional equity in connection with these transactions, which would dilute our existing shareholders.

We conduct a significant amount of our sales and operations outside of the United States, which subjects us to additional business risks that may cause our profitability to decline.

      Because we manufacture and sell a significant portion of our products in a number of foreign countries, our business is subject to risks associated with doing business internationally. In particular, our products are sold in over 60 countries, and our manufacturing facilities are located outside the continental United States, in Añasco, Puerto Rico; Madrid, Spain; and Hangzhou, China. In connection with the Acquisition, we acquired Pfizer’s ophthalmic surgical products and certain manufacturing and research and development facilities located in Uppsala, Sweden; Groningen, Netherlands; and Bangalore, India. In 2003, on an historical basis, we derived approximately $448 million, or 74%, of our net sales, from sales of our products outside of the United States, including 27% of our net sales in Japan. For the six months ended June 25, 2004, on an historical basis, we derived 75% of our net sales from sales of our products outside the United States, including 25% of our net sales in Japan. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

•	unexpected changes in foreign regulatory requirements;

•	differing local product preferences and product requirements;

•	fluctuations in foreign currency exchange rates;

•	political and economic instability;

•	changes in foreign medical reimbursement and coverage policies and programs;

•	diminished protection of intellectual property in some countries outside of the United States;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing and managing foreign operations;

•	differing labor regulations; and

•	potentially negative consequences from changes in tax laws.

      Any of these factors may, individually or as a group, have a material adverse effect on our business and results of operations. In addition, we are particularly susceptible to the occurrence of any of these risks in Japan due to our high concentration of sales in Japan.

      As we expand our existing international operations, including as a result of the Acquisition, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions. These or other similar risks could adversely affect our revenue and profitability.

We are exposed to foreign currency risks from our international operations that could adversely affect our financial results.

      A significant portion of our sales and operating costs are, and from time to time, a portion of our indebtedness may be, denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses, including debt service. Our consolidated financial results are denominated in U.S. dollars and therefore, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. In addition, the assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in “Accumulated other comprehensive income” in “Stockholders’ equity.” Gains and losses resulting from foreign currency fluctuations and remeasurements relating to foreign operations deemed to be operating in U.S. dollar functional currency are included in “Other, net” in our consolidated statements of operations. Accordingly, changes in currency exchange rates will cause our net earnings and stockholders’ equity to fluctuate.

We have a limited history operating as an independent company.

      As a result of our limited history operating as a stand-alone entity after our separation from Allergan in June 2002, we have limited experience implementing our own business model, and an evaluation of our prospects is difficult to make. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies in highly competitive markets. We may not be successful in addressing these risks. Prior to our separation from Allergan, our optical medical device business was operated by Allergan as a part of its broader corporate organization rather than as a stand-alone company. Prior to the spin-off, Allergan performed all corporate functions for us. As a separate entity, we incur costs for these functions that are higher than the amounts allocated to us in our historical consolidated financial statements.

Our historical financial information and the historical financial information of Pfizer’s ophthalmic surgical business may not be indicative of future results.

      Our historical financial information prior to our separation from Allergan does not reflect what our results of operations, financial condition and cash flows would have been had we been a separate, stand-alone entity pursuing independent strategies during the periods presented. We have not made adjustments to our historical financial information for periods prior to June 29, 2002 to reflect changes that occurred in our cost structure, financing and operations as a result of our separation from Allergan. In addition, our historical financial information for periods prior to June 29, 2002 does not reflect any increased costs associated with being a publicly traded, independent company. As a result, our historical financial information is not necessarily indicative of our future results of operations, financial condition and cash flows and should not be relied upon for evaluating our business.

      The historical financial information of Pfizer’s ophthalmic surgical business does not reflect what the business’ results of operations or financial condition would have been had it operated as a stand-alone entity. Prior to the Acquisition, Pfizer’s ophthalmic surgical business was comprised of a group of products within Pfizer’s Global Pharmaceutical Group. Pfizer acquired the business in April 2003 as part of its acquisition of Pharmacia. Prior to that time, the business was part of a larger ophthalmic franchise within Pharmacia that included certain ophthalmic pharmaceutical products, and, after the acquisition, Pfizer retained the business under a similar structure. As a result, the financial information for the business reflects the business when it was within Pharmacia. The financial information includes the revenues and operating expenses directly attributable to the development, manufacture, sale and distribution of the products comprising the business. They also include an allocation of costs attributable to the sale and distribution of the products comprising Pfizer’s ophthalmic surgical business, which were not historically segregated by Pharmacia in its accounting records and which are not necessarily indicative of costs that would have been incurred by Pfizer’s ophthalmic surgical business on a stand-alone basis or on a combined basis with AMO.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

      Demand for our products may change in ways we may not anticipate because of:

•	evolving customer needs;

•	the introduction of new products and technologies;

•	evolving surgical practices; and

•	evolving industry standards.

      Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a cost-effective and timely manner;

•	manufacture and deliver products in sufficient volumes on time;

•	obtain regulatory approval for such new products;

•	differentiate our offerings from competitors’ offerings;

•	achieve positive clinical outcomes;

•	satisfy the increased demands by health care payors, providers and patients for lower-cost procedures;

•	innovate and develop new materials, product designs and surgical techniques; and

•	provide adequate medical and/or consumer education relating to new products and attract key surgeons to advocate these new products.

      Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on certain suppliers and manufacturers for raw materials and other products and are vulnerable to fluctuations in the availability and price of such products and services.

      We purchase certain raw materials and other products from third-party suppliers and vendors, sometimes from limited sources. For example, we purchase neutralizing tablets primarily used with our hydrogen-peroxide lens care products and unit dose solutions from a sole source. Our suppliers and vendors may not provide the raw materials or other products needed by us in the quantities requested, in a timely manner, or at a price we are willing to pay. In the event any of our third-party suppliers or vendors were to become unable or unwilling to continue to provide important raw materials and third-party products in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. We may not be able to obtain alternative suppliers and vendors on a timely basis, or at all, which could result in lost sales because of our inability to manufacture products containing such raw materials or deliver products we sell from certain suppliers. In addition, we also rely on certain manufacturers for some of our products. For example, we have historically outsourced the manufacture of our phacoemulsification equipment to third parties, and our Sovereign and Sovereign Compact systems are manufactured by single sources. If we were unable to renew our third-party manufacturing agreements, or if the manufacturers were to cease manufacturing any of these products for us for any reason, we may not be able to find alternative manufacturers on terms favorable to us, in a timely manner, or at all. If any of these events should occur, our business, financial condition and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our profitability and results of operations.

      We face intense competition in the markets for our ophthalmic surgical and eye care products and these markets are subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies such as Alcon, Inc., a publicly traded subsidiary of Nestle S.A.; Bausch & Lomb; CIBA Vision Corporation, a unit of Novartis; and Moria. Many of our competitors have substantially more resources and a greater marketing scale than we do. We may not be able to sustain our current levels of profitability and growth as competitive pressures, including pricing pressure from competitors, increase. In addition, if we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

      We also compete against a large number of providers of alternative vision correction solutions, some of which may have greater financial resources than we. For example, if LASIK technology is advanced to be able to address a wider range of refractive errors, it could reduce demand for our refractive IOLs. In addition, if contact lens use diminishes as a result of increased use of glasses, surgical correction or otherwise, our contact lens business could be materially adversely affected. New or different methods of vision correction are continually being introduced. Any of these competitive pressures could result in decreased demand for our products.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

      Our ability to compete effectively is dependent upon our ability to protect and preserve the proprietary aspects of the designs, processes, technologies and materials owned by, used by or licensed to us. We have numerous U.S. patents and corresponding foreign patents that are expected to expire by their own terms at various dates and have additional patent applications pending that may not result in issued patents. Our failure to secure these patents may limit our ability to protect the intellectual property rights that these applications were intended to cover. Although we attempt to protect our proprietary property, technologies and processes both in the United States and in foreign countries through a combination of patent law, trade secrets and non-disclosure agreements, these may be insufficient. Competitors may be able to design around our patents to compete effectively with our products. We also may not be able to prevent third parties from using our technology without our authorization, breaching any non-disclosure agreements with us, or independently developing technology that is similar to ours. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be costly and we may not prevail. Further, we may not be able to obtain patents or other protections on our future innovations. In addition, because of the differences in foreign patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States. We cannot assure you that:

•	pending patent applications will result in issued patents;

•	patents issued to or licensed by us will not be challenged by third parties; or

•	our patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

      There is a substantial amount of litigation over patent and other intellectual property rights in the eye care industry and in the ophthalmic surgical products and contact lens care markets particularly. The fact that we have patents issued to us for our products does not mean that we will always be able to successfully defend our patents and proprietary rights against challenges or claims of infringement by our competitors. A successful claim of patent or other intellectual property infringement or misappropriation against us could adversely affect our growth and profitability, in some cases materially. We cannot assure you that our products do not and will not infringe issued patents or other intellectual property rights of third parties. From time to time, in the ordinary course of business, we receive notices from third parties alleging infringement or misappropriation of the patent, trademark and other intellectual property rights of third parties by us or our consumers in connection with the use of our products. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products infringe their intellectual property rights, whether or not such claims are meritorious, any resulting litigation could be costly and time consuming and would divert the attention of management and personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements (if available on acceptable terms or at all). We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some or some aspect of our products. We may also need to redesign some of our products or processes to avoid future infringement liability. Any of these adverse consequences could have a material adverse effect on our business and profitability.

We may have difficulty transitioning our manufacturing operations, and our manufacturing capacity may not be adequate to meet the demands of our business.

      We manufacture our products or contract with third parties to manufacture products for us. In June 2005, our manufacturing agreement with Allergan will terminate. As a result, in November 2003, we acquired a facility in Madrid, Spain, and we plan to transition products manufactured by Allergan for us to this facility as well as our Hangzhou, China facility. We also plan to transition other products to third-party suppliers. The process to transfer manufacturing of our products to a new facility or other third parties is lengthy and requires regulatory approval. We cannot assure you that we can successfully transition our manufacturing on a profitable basis, complete the regulatory approval process in a timely manner or contract with third parties on terms acceptable to us or at all. In addition, if our sales increase substantially, we may need to increase our production capacity even further. Any prolonged disruption in the operation of our manufacturing facilities or those of our third-party manufacturers could materially harm our business. We cannot assure you that if we choose to scale-up our manufacturing operations, we will be able to obtain regulatory approvals in a timely fashion, which could affect our ability to meet product demand or result in additional costs.

      Through the Acquisition, we acquired three manufacturing facilities in Groningen, Netherlands, Uppsala, Sweden and Bangalore, India. We expect to incur significant capital expenditures with respect to the Uppsala, Sweden manufacturing facility during the first two years following the Acquisition in order to separate the facility from existing Pfizer operations. These capital expenditures may be significantly higher than we expect. Although we have an agreement with Pfizer to assist us with the separation and related transition services, there can be no assurances that Pfizer will be able to provide the necessary services to enable us to transition and separate the Uppsala facility in the manner and in the time frame that we desire.

We could experience losses due to product liability claims or product recalls or corrections.

      We have in the past been, and continue to be, subject to product liability claims. In connection with our spin-off from Allergan, we assumed the defense of any litigation involving claims related to our business and agreed to indemnify Allergan for all related losses, costs and expenses. As part of our risk management policy, we have obtained third-party product liability insurance coverage. Product liability claims against us may exceed the coverage limits of our insurance policies or cause us to record a self-insured loss. A product liability claim in excess of applicable insurance could have a material adverse effect on our business, financial condition and results of operations. Even if any product liability loss is covered by an insurance policy, these policies have substantial retentions or deductibles that provide that we will not receive insurance proceeds until the losses incurred exceed the amount of those retentions or deductibles. To the extent that any losses are below these retentions or deductibles, we will be responsible for paying these losses. The payment of retentions or deductibles for a significant amount of claims could have a material adverse effect on our business, financial condition and results of operations.

      In addition, we are subject to medical device reporting regulations that require us to report to the FDA or similar governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall by us could occur as a result of manufacturing errors or design defects, including defects in labeling. We have undertaken voluntary recalls of our products in the past.

      Any product liability claim or recall would divert managerial and financial resources and could harm our reputation with customers. We cannot assure you that we will not have product liability claims or recalls in the future or that such claims or recalls would not have a material adverse effect on our business.

If we fail to maintain our relationships with health care providers, customers may not buy our products and our revenue and profitability may decline.

      We market our products to numerous health care providers, including eye care professionals, hospitals, ambulatory surgical centers, corporate optometry chains and group purchasing organizations. We have developed and strive to maintain close relationships with members of each of these groups who assist in product research and development and advise us on how to satisfy the full range of surgeon and patient needs. We rely on these groups to recommend our products to their patients and to other members of their organizations. The failure of our existing products and any new products we may introduce to retain the support of these various groups could have a material adverse effect on our business, financial condition and results of operations.

We generally do not have long-term contracts with our customers.

      We generally do not enter into long-term contracts with our customers. As a result, we are exposed to volatility in the market for our products and loss of our customers. As a result, we may not be able to maintain our level of profitability. If we are unable to market our products on terms we find acceptable, our financial condition and results of operations could suffer materially.

Our business is subject to extensive government regulation.

      Our products and operations are subject to extensive regulation in the United States by the FDA and various other federal and state regulatory agencies, including with respect to regulatory approval of our products and health care fraud and abuse, such as anti-kickback and physician self-referral laws and regulations. Additionally, in many foreign countries in which we market our products, we are subject to similar regulations. Compliance with these regulations is expensive and time-consuming. If we fail to comply, we may be subject to fines, injunctions and penalties that could harm our business. Product sales, introductions or modifications may be delayed or canceled as a result of U.S. or foreign regulatory processes, which could cause our sales to decline. Failure to obtain regulatory clearance or approvals of new products we develop, any limitations imposed by regulatory agencies on new product use or the costs of obtaining regulatory clearance or approvals could have a material adverse effect on our business, financial condition and results of operations. In addition, if we, our subcontractors or third-party manufacturers or suppliers of products we distribute fail to comply with applicable manufacturing regulations, our business could be harmed.

      Health care initiatives and other cost-containment pressures could cause us to sell our products at lower prices, resulting in less revenue to us. In the United States, a significant percentage of the patients who receive our IOLs are covered by the federal Medicare program. Reductions in Medicare reimbursement rates and the implementation of other price controls could adversely affect our revenues and financial condition. In addition, changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations. See “Business — Governmental Regulation” for additional information regarding these risks.

Our business is subject to environmental regulations.

      Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. Failure to maintain compliance with these regulations could have a material adverse effect on our business or financial condition. The facilities we obtained in connection with the Acquisition are also subject to such requirements and risks.

      In the future, federal, state or local governments in the United States or foreign countries could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination which could have a material adverse effect on our business or financial condition. In addition, changes in environmental and worker health and safety requirements could have a material adverse effect on our business or financial condition.

If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

      Our ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of any one of our management personnel, or our inability to identify, attract, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives.

      Similarly, competition for skilled sales, product development and technical personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of services of a number of key sales, product development and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

      We may not be able to hire or retain qualified personnel if we are unable to offer competitive salaries and benefits. If our stock does not perform well, we may have to increase our salaries and benefits, which would increase our expenses and reduce our profitability.

Our ability to engage in acquisitions and other strategic transactions using our stock is subject to limitations because of the federal income tax requirements relating to our tax-free spin-off from Allergan.

      Our ability to issue additional equity or engage in transactions involving a change in ownership of our stock are subject to limitations because of the federal income tax requirements for a tax-free spin-off. We may determine that it is desirable to incur debt or issue equity in order to fund our working capital, capital expenditure and research and development requirements, as well as to make other investments. If we are unable to engage in such financing transactions within the tax constraints discussed above or to complete such debt or equity financing on terms acceptable to us, our business will be harmed. Many of our competitors are not subject to similar restrictions and may, without regard to such restrictions, issue their stock to complete acquisitions, expand their product offerings and speed the development of new technology. Therefore, these competitors may have a competitive advantage over us.

We may be required to satisfy certain indemnification obligations to Allergan, and we may not be able to collect on indemnification rights from Allergan.

      Under the terms of our contribution and distribution agreement with Allergan, we and Allergan have each agreed to indemnify each other from and after our spin-off with respect to the debt, liabilities and obligations retained by our respective companies. These indemnification obligations could be significant. The ability to satisfy these indemnities, if called upon to do so, will depend upon the future financial strength of each of our companies. We cannot determine whether we will have to indemnify Allergan for any substantial obligations, and we may not have control over the settlement of certain claims and lawsuits that may require partial indemnification by us. We also cannot assure you that, if Allergan is required to indemnify us for any substantial obligations, Allergan will have the ability to satisfy those obligations.

We may be responsible for federal income tax liabilities that relate to the distribution of our common stock by Allergan.

      Allergan has received a ruling from the Internal Revenue Service to the effect that the spin-off qualified as a tax-free transaction. If either we or Allergan breach representations to each other or to the Internal Revenue Service, or if we or Allergan take or fail to take, as the case may be, actions that result in the spin-off failing to meet the requirements of a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code, the party in breach will indemnify the other party for any and all resulting taxes.

If we were required to pay any of the potential taxes described above, the payment would have a material adverse effect on our financial position.

Risks Relating to Our Indebtedness, the Notes and Our Common Stock

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

      We have a significant amount of debt and substantial debt service requirements. As of June 25, 2004, on a pro forma basis, after giving effect to the Transactions, we would have had $628.4 million of outstanding debt. In addition, upon consummation of the Acquisition, approximately $9.6 million of our amended revolving credit facility was reserved to support letters of credit issued on our behalf and approximately $90.4 million, exclusive of letters of credit, was available for future borrowings.

      This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our amended senior credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

      Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

      Our ability to meet our payment and other obligations under our debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our amended senior credit facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.

A significant amount of our debt agreements contain covenant restrictions that may limit our ability to operate our business.

      The agreement governing our amended senior credit facility contains, and any of our other future debt agreements may contain, covenant restrictions that limit our ability to operate our business, including restrictions on our ability to:

•	incur additional debt or issue guarantees,

•	create liens,

•	make certain investments,

•	enter into transactions with our affiliates,

•	sell certain assets,

•	redeem capital stock or make other restricted payments,

•	declare or pay dividends or make other distributions to stockholders, and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

      Our amended senior credit facility requires us to maintain specific leverage and interest coverage ratios. In addition, our amended senior credit facility contains additional affirmative and negative covenants that are more restrictive than those contained in the indenture governing the notes. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.

      As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the notes and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

      Although certain of our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes are subordinated to all of our senior debt.

      The notes are contractually subordinated to all of our existing and future senior debt. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or any similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the notes. In addition, all payments on the notes will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on our designated senior debt.

      Our assets remaining after payment of our senior debt may be insufficient to repay the notes. As of June 25, 2004, on a pro forma basis after giving effect to the Transactions, we would have had $250.0 million of senior indebtedness outstanding, consisting of borrowings under our amended senior credit facility term loan. In addition, our amended senior credit facility also provides for a $100.0 million revolving credit facility, borrowings under which would be senior to the notes. Upon consummation of the Acquisition, approximately $9.6 million of our amended revolving credit facility was reserved to support letters of credit issued on our behalf and approximately $90.4 million, exclusive of letters of credit, was available for additional borrowing, all of which would be senior to the notes. We are permitted under the terms of our debt agreements, including the indenture governing the notes, to incur substantial additional debt, all of which could be senior debt, in the future.

The notes are structurally subordinated to all indebtedness of our subsidiaries.

      We derive a significant portion of our net sales from our subsidiaries. None of our subsidiaries guarantee or are otherwise obligated to make payment on the notes, and thus the notes are structurally subordinated to all debt and other liabilities of our subsidiaries. As of June 25, 2004, our subsidiaries had approximately $84.9 million of liabilities (including trade payables but excluding intercompany liabilities) outstanding on a pro forma basis after giving effect to the Transactions. Upon any distribution to creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to any of our subsidiaries or their property, the creditors of that subsidiary will be entitled to be paid in full before the subsidiary will be able to distribute any assets to us to satisfy our obligations, including our obligations under the notes. The assets of that subsidiary may not be sufficient to pay all of its creditors, in which case holders of the notes would not be entitled to receive any payments on their notes from the assets of that subsidiary. In addition, our subsidiaries may, from time to time, be subject to certain contractual or other restrictions on their ability to make distributions or loans to us, which in turn could adversely affect our ability to make payments on the notes. We cannot assure you that our subsidiaries will have the ability to make distributions or loans to us.

The make whole premium payable on notes converted in connection with, or tendered for repurchase upon, a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

      If a fundamental change occurs on or prior to January 15, 2010, under certain circumstances, we will pay a make whole premium on notes converted in connection with, or tendered for repurchase upon, such fundamental change. The amount of the make whole premium will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change, as described below under “Description of the Notes — Determination of the Make Whole Premium.” Although the make whole premium is designed to compensate you for the lost option time value of your notes as a result of such fundamental change, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a fundamental change occurs after January 15, 2010 or if the price paid per share of our common stock in the transaction constituting the fundamental change is greater than $100.00 per share or less than $37.49 (in each case, subject to adjustment), no make whole premium will be paid.

We may be unable to repurchase the notes for cash when required by the holders, including following a fundamental change.

      Holders of the notes have the right to require us to repurchase the notes on specified dates or upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes — Repurchase at the Option of the Holder — Optional Put” and “— Fundamental Change Put.” Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our amended senior credit facility, which limits our ability to purchase notes for cash in certain circumstances. We have the ability under the terms of the notes to pay the repurchase price in shares of our common stock, regardless of whether we have cash available, subject to certain limitations. However, if we fail to repurchase the notes in cash or shares of common stock as required by the indenture, it would constitute an event of default under the indenture governing the notes, which, in turn, would constitute an event of default under our amended senior credit facility.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

      Upon the occurrence of a fundamental change, you have the right to require us to offer to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

An active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

      The notes are a new issue of securities and are not listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the notes initially sold to qualified institutional buyers are eligible for trading in The PORTAL Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market. An active or sustained trading market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded, they may trade at a discount from their initial offering price.

      The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

Any adverse rating of the notes may cause the value of the notes to fall.

      The notes currently are rated by Standard & Poor’s Credit Market Services, a division of the McGraw-Hill Companies, and by Moody’s Investor Services, Inc. In the future, one or both of these rating agencies may lower the ratings on the notes. If the rating agencies reduce their ratings on the notes in the future or indicate that they have their ratings on the notes under surveillance or review with possible negative implications, the value of the notes could decline. In addition, a ratings downgrade could adversely affect our ability to access capital.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock into which a note is convertible.

      The notes are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

The notes do not restrict our ability to take certain actions that could negatively impact holders of the notes.

      Except in limited circumstances, we are not restricted under the terms of the notes from incurring additional debt, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for you to resell the notes or common stock issuable upon conversion of the notes when you want or at prices you find attractive.

      The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

      Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;

•	developments or disputes (including lawsuits) concerning proprietary rights;

•	departures of key personnel; and

•	regulatory considerations.

      In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

      Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the notes.

Upon conversion of the notes, we may pay cash in lieu of issuing shares of our common stock or a combination of cash and shares of our common stock. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than the number into which their notes are convertible.

      We have the right to satisfy our conversion obligation to holders by issuing shares of common stock into which the notes are convertible, the cash value of the common stock into which the notes are convertible, or a combination thereof. In addition, we have the right to irrevocably elect to satisfy our conversion obligation in cash with respect to the principal amount of the notes to be converted after the date of such election. Accordingly, upon conversion of a note, holders may not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of common stock upon conversion of notes, and we may not have sufficient cash available to satisfy our conversion obligations in the event we have irrevocably elected to pay cash therefor.

The conversion rate of the notes may not be adjusted for all dilutive events, including third-party tender or exchange offers that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

      The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

If a conversion contingency is met, our earnings per share on a diluted basis could decrease as a result of the inclusion of all of the shares underlying the notes in the calculation of such earnings per share.

      The holders of the notes are entitled to convert the notes into shares of our common stock (or cash or a combination of cash and common stock, if we so elect), if, among other circumstances, the closing sale price of our common stock for at least 20 trading days in any 30 consecutive trading day period is equal to or greater than 130% of the conversion price in effect on that 30th trading day. Until this conversion contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or diluted earnings per share. Should a conversion contingency be met, diluted earnings per share would be expected to decrease as a result of the inclusion of all of the underlying shares in the diluted earnings per share calculation.

Our stockholder rights plan, charter and bylaws, as well as provisions of Delaware law, could make it difficult for a third party to acquire our company.

      We have a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, Delaware corporate law and our charter and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. These provisions:

•	authorize our board of directors to issue “blank check” preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of common stock;

•	provide for a staggered board of directors and three-year terms for directors, so that no more than one-third of our directors could be replaced at any annual meeting;

•	provide that directors may be removed only for cause;

•	provide that stockholder action may be taken only at a special or regular meeting and not by written consent;

•	provide for super-majority voting requirements for some provisions of our charter; and

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

      We are also subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Together, these provisions of our charter and bylaws, Delaware law and our stockholder rights plan may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and, possibly, the notes, and also could limit the price that investors are willing to pay in the future for shares of our common stock and the notes.

You are urged to consider the United States federal income tax consequences of owning the notes.

      We and each holder have agreed in the indenture to treat the notes for United States federal income tax purposes as contingent payment debt instruments subject to United States federal income tax rules applicable to contingent payment debt instruments. Under that treatment, you will be required to include amounts in income, as ordinary income, in advance of your receipt of cash or other property attributable to the notes. You will recognize gain or loss on the sale, repurchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, repurchase by us at your option, exchange, conversion or redemption of a note generally will be treated as ordinary interest income and any loss will be treated as ordinary loss to the extent of the interest previously included in income and, thereafter, as capital loss. A discussion of the United States federal income tax consequences of the acquisition, ownership and disposition of the notes is included in this prospectus under the heading “United States Federal Income Tax Consequences.”

      If we pay a cash dividend on our common stock, we are required under the indenture, subject to certain exceptions, to adjust the conversion rate. As a result of the adjustment to the conversion rate, you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See “United States Federal Income Tax Consequences — U.S. Holders — Constructive Dividends” and “— Non-U.S. Holders — Notes.”

THE TRANSACTIONS

      We originally issued the notes in a private offering as part of a series of transactions in connection with the Acquisition, including a tender offer for our existing 9 1/4% notes and a consent solicitation to amend the related indenture; an amendment to our existing senior credit facility; and our recent Private Exchanges of a portion of our outstanding existing convertible notes and repayment of our Japan term loan.

Pfizer Ophthalmic Surgical Business Acquisition

      On June 26, 2004, pursuant to a stock and asset purchase agreement dated as of April 21, 2004 between us and Pfizer, we completed our $450 million all-cash acquisition of Pfizer’s ophthalmic surgical business. Under the terms of the purchase agreement, we acquired Pfizer’s ophthalmic surgical products and certain manufacturing and research and development facilities located in Groningen, Netherlands, Uppsala, Sweden and Bangalore, India. The products that we acquired include the Healon family of viscoelastic products used in ocular surgery, the CeeOn and Tecnis IOLs used in cataract surgery and the Baerveldt glaucoma shunt. Please see “The Acquisition” for additional information.

Amended Senior Credit Facility

      In connection with the Acquisition, we amended and restated our senior credit facility to provide for a $250 million term loan and a $100 million revolving credit facility, both maturing on June 25, 2009, which is secured by substantially all of our assets and the assets of the guarantors thereunder. We used the proceeds from the term loan to fund a portion of the Acquisition purchase price. Our revolving credit facility was undrawn upon completion of the Acquisition. The amended senior credit facility replaced our existing senior credit facility and contains customary covenants and events of default. Please see “Description of Other Indebtedness” for additional information.

Tender Offer and Consent Solicitation for our Existing 9 1/4% Notes

      On June 9, 2004, we commenced a cash tender offer to purchase any and all of the outstanding $70.0 million aggregate principal amount of our existing 9 1/4% notes. As part of that offer to purchase, we solicited consents of the holders of our existing 9 1/4% notes to amend the related indenture to eliminate substantially all of the restrictive covenants and certain events of default, other than those relating to the payment of principal and interest. We received the requisite consents to amend the indenture prior to expiration of the consent solicitation and, on June 22, 2004, we entered into a supplemental indenture with respect to the existing 9 1/4% notes. The tender offer expired at midnight, New York City time, on July 8, 2004, and, prior to such time, all of the existing 9 1/4% notes had been tendered. We used a portion of the net proceeds from the original issuance of the notes to purchase the existing 9 1/4% notes tendered in the tender offer and to pay the related consent fees. Following the completion of the tender offer, no existing 9 1/4% notes remained outstanding. We recorded in the second quarter of 2004 a cash charge of approximately $10.8 million relating to the cash tender offer and consent solicitation to purchase the outstanding existing 9 1/4% notes.

Private Exchanges of Existing Convertible Notes

      In the second and third quarters of 2004, we exchanged approximately $111.6 million aggregate principal amount of the existing convertible notes for approximately 5.9 million shares of our common stock and approximately $4.6 million in cash in privately negotiated transactions with a limited number of holders. Because the existing convertible notes were not convertible into equity at the time of the exchanges, GAAP required us to record in the second quarter of 2004 a non-cash charge of approximately $107.2 million and a cash charge of approximately $4.6 million; and we recorded a non-cash charge of approximately $0.6 million in the third quarter of 2004. From time to time, we and our subsidiaries may exchange or acquire additional existing convertible notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we or our subsidiaries may determine, and for cash or other consideration. There can be no assurances as to which, if any, of these alternatives or combinations thereof we or our subsidiaries may choose to pursue in the future.

Japan Term Loan Facility

      In June 2004, our Japan subsidiary repaid its 2.5 billion yen-denominated (USD $22.4 million equivalent) term loan facility, which was collateralized by the subsidiary’s accounts receivable and inventory, with cash on hand and borrowings under our then-existing revolving credit facility, which we repaid with cash from operations in the second quarter of 2004.

USE OF PROCEEDS

      We will not receive any of the proceeds upon the resale of the notes or the shares of our common stock by any selling securityholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the New York Stock Exchange under the symbol “AVO.” Our common stock began trading on the New York Stock Exchange on July 1, 2002, following our June 29, 2002 spin-off from Allergan. The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported by the New York Stock Exchange.

	High	Low

2002
Third Quarter (commencing July 1, 2002)	$10.78	$7.70
Fourth Quarter	12.08	8.21
2003
First Quarter	$13.65	$11.30
Second Quarter	17.65	12.90
Third Quarter	18.91	15.26
Fourth Quarter	20.67	17.21
2004
First Quarter	$24.73	$20.04
Second Quarter	42.89	22.90
Third Quarter (through September 7, 2004)	42.67	34.84

      On September 7, 2004, the closing sale price of our common stock as reported by the New York Stock Exchange was $39.32 per share. As of the close of business on September 3, 2004, we had approximately 4,584 record holders of our common stock.

      We have never declared or paid any dividends on our common stock. We do not expect to pay dividends on our common stock in the foreseeable future. We intend to retain our future earnings to fund the development and growth of our business. In addition, certain of our debt instruments, including our amended senior credit facility, restrict our ability to pay cash dividends.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges, for the periods set forth below:

	For the Year Ended December 31,					For the Six
						Months Ended
	1999	2000	2001	2002	2003	June 25, 2004

Ratio of earnings to fixed charges(1)	6.9x	10.3x	12.4x	3.6x	1.6x	—(2)

(1)	For purposes of calculating the ratio, earnings consist of earnings before income taxes and before fixed charges. Fixed charges consist of interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor.

(2)	Earnings were insufficient to cover fixed charges by $105.6 million for the six months ended June 25, 2004.

THE ACQUISITION

      The original issuance of the notes was part of a larger recapitalization of our company that included the Acquisition. Please refer to “The Transactions” for a discussion of the other transactions that occurred in connection with the Acquisition.

The Purchase Agreement

      On June 26, 2004, pursuant to a stock and asset purchase agreement dated as of April 21, 2004 between us and Pfizer, we completed our $450 million all-cash acquisition of Pfizer’s ophthalmic surgical business. Under the terms of the purchase agreement, we acquired assets held by certain of Pfizer’s subsidiaries relating to the business of researching, developing, manufacturing, marketing, distributing and selling viscoelastic products, IOLs and glaucoma shunts. These assets include the Healon line of viscoelastic products used in ocular surgery, CeeOn and Tecnis IOLs used in cataract surgery and the Baerveldt glaucoma shunt. We also acquired related manufacturing and research and development facilities in Groningen, Netherlands, Uppsala, Sweden, and Bangalore, India. In addition, we acquired all of the issued and outstanding shares of capital stock of Healon AB, a Swedish company, and Pharmacia Groningen B.V., a Netherlands company. We assumed only specified liabilities.

      The purchase agreement is governed by New York law and contains various representations and warranties and covenants from Pfizer regarding the ophthalmic surgical business. We are not limited in our ability to recover damages from Pfizer in connection with the liabilities retained by Pfizer. However, we have agreed to certain limitations on our ability to recover damages from Pfizer in connection with breaches of their representations and warranties and covenants, as well as in connection with certain tax and environmental liabilities. We can only recover for losses relating to a breach of the representations and warranties made by Pfizer that exceed $4.5 million up to a maximum of $90 million. In addition, we agreed to limit the period during which we may bring claims with respect to breaches of these representations and warranties and covenants generally to 18 months after the closing of the Acquisition. We can only recover losses relating to certain environmental liabilities to the extent they exceed $3 million and only if claims relating to such liabilities are brought within three years after the closing of the acquisition. Pfizer has the ability to recover damages from us for any losses relating to any liabilities assumed by us, any breach by us of a covenant or representation or warranty (so long as claims relating to any breach of such representation or warranty is brought within 18 months after the closing of the Acquisition), certain tax liabilities and any events occurring after the closing date in connection with the Acquisition.

Other Agreements

      In connection with the Acquisition, we entered into a transitional services agreement under which Pfizer and certain of its subsidiaries will provide us with customary post-closing services at mutually agreed upon costs. Each transitional service provided will be for a term set forth in the agreement and may be extended upon mutual agreement of the parties.

      We also entered into an agreement under which Pfizer and certain of its subsidiaries will license the names “Pharmacia” and “Pfizer” to us on a limited basis in connection with existing inventory and materials.

Benefits from the Acquisition of Pfizer’s Ophthalmic Surgical Business

      We believe our acquisition of Pfizer’s ophthalmic surgical business strengthens our position in the global ophthalmic surgical industry through the following expected benefits.

      Strengthens our comprehensive product portfolio in the ophthalmic surgery market. Through the Acquisition, we acquired the Healon family of viscoelastics and the Tecnis and CeeOn IOL brands. We also acquired the Baerveldt glaucoma shunt, providing us with an entry into an additional segment of the ophthalmic surgical market. The Healon family offers ophthalmic surgeons a wide range of alternatives to meet a variety of surgical needs. This expansion of our viscoelastics product line enables us to provide surgeons a more comprehensive portfolio of the four key products required for cataract surgery. With the addition of the Healon family of viscoelastics and the Tecnis and CeeOn IOLs to our existing product base, our sales force has the opportunity to increase sales through cross-selling and bundling of our products, thereby strengthening our position as a single-source solution for cataract surgery products.

      Enhances our position in the IOL market for cataract and refractive surgery. We believe that our ability to market the Tecnis and CeeOn IOLs in conjunction with our phacoemulsification and IOL insertion systems will help drive sales of these IOLs. Tecnis is the only foldable IOL with an aspheric surface and is the only IOL to receive FDA approval for claims of improved functional vision. The Tecnis multifocal IOL, which is currently approved for use only in Europe, offers patients near and distance vision benefits along with improved functional vision. The addition of the Tecnis multifocal IOL enables us to expand our presence in the developing refractive implant market in Europe. We believe the ability to offer IOLs for refractive surgery also has the potential to generate growth for viscoelastics used in refractive surgeries.

      Achieves operating synergies. The Acquisition provides us the opportunity to realize meaningful operating synergies. We expect to be able to increase sales without a significant expansion of our sales force, distribution system or administrative personnel, as the product lines we are acquiring can be supported largely by our existing infrastructure.

      Expands our manufacturing and research and development expertise. We expect the manufacturing know-how of Pfizer’s ophthalmic surgical business to add to our own manufacturing capabilities. In particular, through the Acquisition we secured our own supply and direct access to production expertise for sodium hyaluronate, which is the key ingredient in viscoelastics and is also used in certain eye care products. Likewise, the research and development team from Pfizer’s ophthalmic surgical business complements our IOL research and development team and expand our expertise into viscoelastics.

DESCRIPTION OF CAPITAL STOCK

      The following is a description of our capital stock and certain provisions of our certificate of incorporation, bylaws and certain agreements as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and such agreements, copies of which are available as set forth under “Where You Can Find More Information.”

Authorized Capital Stock

      Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of July 21, 2004, 35,654,700 shares of our common stock were outstanding, excluding treasury stock and shares reserved for issuance upon exercise of outstanding options. No shares of our preferred stock are outstanding.

Common Stock

      The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, the holders of such shares possess all voting power. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefore, and upon liquidation are entitled to receive pro rata all assets available for distribution to such holders.

      The holders of our common stock have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

      Under our amended and restated certificate of incorporation, the board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock. The board may issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our company.

Stockholders Rights Plan

      On June 24, 2002, our board of directors adopted a stockholders rights plan and declared a dividend of one preferred share purchase right for each share of our common stock outstanding at the close of business on June 25, 2002. Each right entitles the registered holder thereof, after the rights become exercisable, to purchase from us one one-hundredth (1/100th) of a share of Series A junior participating preferred stock, par value $.01 per share, at a purchase price per one one-hundredth (1/100th) of a Series A preferred share equal to $60.00, subject to adjustment. Until the earlier to occur of:

•	ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our common stock (an “acquiring person”), subject to limited exceptions; or

•	ten business days, or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock, subject to limited exceptions (the earlier of these two dates being called the “distribution date”);

the rights will be evidenced by the stock certificates underlying each outstanding share of our common stock as of the record date.

      For purposes of the rights agreement, a person will not be deemed to be the beneficial owner with respect to shares of our common stock which such person acquires or has the right to acquire pursuant to an acquisition agreement if, prior to such person becoming an acquiring person, our board of directors has approved such agreement and determined that such person shall not be or be deemed the beneficial owner, within the meaning of the rights agreement, of such securities.

      Our board of directors has passed a resolution that none of the initial purchasers, singly or in the aggregate, shall be or shall be deemed to be the beneficial owner, within the meaning of the rights agreement, of the notes or the shares of common stock issuable upon conversion of the notes as a result of their acquisition of the notes pursuant to the purchase agreement.

      The rights are not exercisable until the distribution date. The rights will expire on June 24, 2012, subject to our right to extend such date, unless earlier redeemed or exchanged by us or terminated.

      The rights are transferred with and only with the shares of our common stock until the distribution date or earlier redemption or expiration of the rights. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and those separate right certificates alone will evidence the rights. The rights will at no time have any voting rights.

      Each preferred share purchasable upon exercise of the rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, if declared, but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the preferred shares will be entitled to a preferential liquidation payment of $100 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each preferred share will have 100 votes and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount received per share of common stock. The preferred shares will not be redeemable. These rights are protected by customary anti-dilution provisions. Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of one one-hundredth of a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

      In the event that a person or entity becomes an acquiring person or if we were the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and the shares of our common stock were not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, which rights will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of one right. In the event that, after a person has become an acquiring person, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, proper provision shall be made so that each holder of a right shall thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

      At any time after any person or entity becomes an acquiring person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by the acquiring person of 50% or more of the then outstanding shares of our common stock, our board of directors may cause us to exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, for shares of our common stock at an exchange rate of one share of common stock per right, subject to adjustment.

      The rights may be redeemed in whole, but not in part, at a price of $.01 per right by our board of directors at any time prior to the time that an acquiring person has become an acquiring person. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the holders of rights will receive only the redemption price.

      The purchase price payable, and the number of one one-hundredths of a preferred share or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;

(ii) upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares or convertible securities at less than the current market price of the preferred shares; or

(iii) upon the distribution to holders of the preferred shares of evidences of indebtedness, cash, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regulation periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of our average net income per share for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in preferred shares (which dividends will be subject to the adjustment described in clause (i) above), or of subscription rights or warrants, other than those referred to above.

      Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company beyond those as an existing stockholder, including the right to vote or to receive dividends.

      Any of the provisions of the rights agreement between us and the rights agent may be amended by our board of directors for so long as the rights are then redeemable, and after the rights are no longer redeemable, we may amend or supplement the rights agreement in any manner that does not adversely affect the interests of the holder of the rights.

      One right was distributed to our stockholders for each share of common stock owned of record by them on June 25, 2002. As long as the rights are attached to the shares of our common stock, we will issue one right (subject to adjustment) with each new share of common stock so that all such shares will have attached rights. We have agreed that, from and after the distribution date, we will reserve a sufficient number of preferred shares initially for issuance upon exercise of the rights.

      The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors at any time prior to the first date that any person or entity has become an acquiring person.

Certain Provisions of our Certificate of Incorporation and Bylaws

      Takeover Preparedness Provisions. Various provisions contained in our amended and restated certificate of incorporation, amended and restated bylaws and rights agreement could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide our board of directors into three classes of directors, with each class serving a staggered three-year term (as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors);

•	provide that directors may be removed by stockholders only for cause;

•	do not provide for cumulative voting in the election of directors, which, if allowed, could enable a minority stockholder holding a sufficient percentage of a class of shares to ensure the election of one or more directors;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	state that special meetings of our stockholders may be called only by our board of directors, the chairman of the board of directors or our president;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	provide that specified transactions benefiting a holder of greater than 15% of our outstanding common stock, an interested stockholder, must comply with procedures designed to ensure that our stockholders receive a fair price and are otherwise adequately informed of the transaction or be approved by either (i) the holders of a supermajority of our outstanding common stock and the holders of a majority of our outstanding common stock that is not held by the interested stockholder or its affiliates or (ii) a majority of the disinterested directors;

•	provide that certain provisions of our certificate of incorporation can be amended only by supermajority vote of the outstanding shares, and that our bylaws can be amended only by supermajority vote of the outstanding shares or by our board of directors;

•	allow only incumbent directors, not our stockholders, to fill vacancies on our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

      Limitation on Liability of Directors and Indemnification. Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. We have entered into individual indemnity agreements with some of our officers and directors. We also maintain directors’ and officers’ liability insurance.

      As permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

•	any breach of his or her duty of loyalty to us or our stockholders; or

•	any transaction from which the director derived an improper personal benefit.

      This provision does not affect a director’s liability under the federal securities laws.

      To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Business Combination Statute

      We are subject to Section 203 of the Delaware General Corporation Law, which provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      An interested stockholder is generally defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination.

Transfer Agent and Registrar

      Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

New York Stock Exchange Listing

      Our common stock is listed on the New York Stock Exchange under the symbol “AVO.”

DESCRIPTION OF OTHER INDEBTEDNESS

      As a result of the Transactions, our debt currently consists of the notes, our amended senior credit facility and our existing convertible notes.

      The following is a summary of our amended senior credit facility and the existing convertible notes. This summary is qualified in its entirety by reference to the related documents. See “Where You Can Find More Information.”

Amended Senior Credit Facility

      In connection with the Acquisition, we amended and restated our existing senior credit facility to provide for a term loan of $250 million and a $100 million revolving credit facility.

      We used the proceeds from the term loan to fund a portion of the Acquisition purchase price and there were no borrowings under our revolving credit facility at the time of the Acquisition. Borrowings under the revolving credit facility and term loan bear interest at the base rate of LIBOR, plus an applicable margin and will mature in June 2009. We are also required to pay an annual non-utilization fee on the revolving credit facility equal to 0.50% per annum times the actual daily amount of the unused portion. The term loan is subject to quarterly amortization of principal with 0.25% being payable quarterly in each of the first four years and the balance to be payable in the final four quarters (in equal installments). The amended senior credit facility is secured by substantially all of our assets and the assets of the guarantors thereunder and contains customary restrictive covenants, including maximum leverage and maximum senior coverage ratios; minimum interest coverage ratio; minimum fixed charge coverage ratio; and restrictions on indebtedness, liens, fundamental changes, dispositions of property, restricted payments, capital expenditures and investments, among other restrictions. We are also required, under specified circumstances, to prepay loans outstanding with a percentage of excess free cash flow generated each year (commencing with the fiscal year ending December 31, 2005) and the proceeds of certain assets sales and certain debt and equity offerings.

Existing Convertible Notes

      On June 24, 2003, we issued $140.0 million of our existing convertible notes. Interest on the existing convertible notes is payable on April 15 and October 15 of each year. The existing convertible notes are convertible into 48.69 shares of our common stock for each $1,000 principal amount of such existing convertible notes (conversion price of $20.54 per share), subject to adjustment. The existing convertible notes may be converted, at the option of the holders, on or prior to the final maturity date under certain circumstances, including:

•	during any fiscal quarter commencing after September 30, 2003 if the closing sale price per share of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter;

•	during the five business days after any five consecutive trading-day period in which the trading price of the existing convertible notes for each day was less than 95% of the conversion value of the existing convertible notes; provided that holders may not convert their existing convertible notes in reliance on this provision after April 15, 2018 if on any trading day during such trading period the closing sale price per share of our common stock was between 100% and 120% of the then current conversion price. This conversion feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at March 26, 2004;

•	during any period, following the earlier of (a) the date the existing convertible notes are rated by both Standard & Poor’s Rating Services and Moody’s Investor Services and (b) July 23, 2003, when the credit rating assigned to the existing convertible notes by Standard & Poor’s or Moody’s is below CCC+ or Caa2, respectively, or when either of these rating agencies does not rate or no longer rates the existing convertible notes, or withdraws the rating assigned to the existing convertible notes. This conversion feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at March 26, 2004;

•	if the existing convertible notes have been called for redemption; or

•	upon the occurrence of specified corporate events.

      Upon conversion, we have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock.

      The existing convertible notes contain put options which may require us to repurchase all or a portion of the existing convertible notes on April 15, 2008, 2013 and 2018 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, to, but excluding the repurchase date. We may choose to pay the repurchase price in cash, shares of common stock or a combination of cash and shares of common stock.

      Beginning with the six-month interest period commencing April 15, 2008, holders of the existing convertible notes will receive contingent interest payments during any six-month interest period if the trading price of the existing convertible notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the existing convertible notes. The contingent interest payable will equal 0.25% of the average trading price of $1,000 principal amount of existing convertible notes during the five trading days immediately preceding the first day of the applicable six-month interest period. This contingent interest payment feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at March 26, 2004.

      We may redeem some or all of the existing convertible notes for cash, on or after April 18, 2008 for a price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the redemption date.

      In the second and third quarters of 2004, we exchanged approximately $111.6 million aggregate principal amount of our existing convertible notes for approximately 5.9 million shares of our common stock and approximately $4.6 million in cash in privately negotiated transactions with a limited number of holders.

DESCRIPTION OF THE NOTES

      The notes were issued under an indenture to be dated as of June 22, 2004, between Advanced Medical Optics, Inc., as issuer, and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement dated as of June 22, 2004, between us and the initial purchasers.

      The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the notes. You may request copies of these documents as set forth under the caption “Where You Can Find More Information.”

      When we refer to “Advanced Medical Optics,” “we,” “our” or “us” in this section, we refer only to Advanced Medical Optics, Inc., and not its subsidiaries.

Brief Description of the Notes

      The notes:

•	are limited to $350 million aggregate principal amount;

•	bear interest at a rate of 2.50% per year, payable semi-annually in arrears, on January 15 and July 15 of each year, commencing on January 15, 2005;

•	beginning with the six-month interest period commencing January 15, 2010, bear contingent interest in the circumstances described under “— Contingent Interest;”

•	are our general unsecured senior subordinated obligations, ranking subordinate in right of payment to all of our existing and future senior indebtedness, structurally subordinate to all of the existing and future indebtedness and other liabilities of our subsidiaries, equal in right of payment with all of our existing and future senior subordinated indebtedness and senior in right of payment to any of our future expressly subordinated indebtedness, as set forth under “— Subordination;”

•	are convertible by you at any time on or prior to the trading day preceding the maturity date, only upon satisfaction of one of the conversion contingencies, into shares of our common stock initially at a conversion rate of 19.9045 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $50.24 per share;

•	the conversion rate and the conversion price are subject to adjustments as described under “— Conversion Rights — Conversion Rate Adjustments;”

•	upon conversion, we may choose to deliver, in lieu of our common stock, cash or a combination of cash and our common stock; at any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock, as described under “Conversion Rights — Conversion Procedures — Settlement Upon Conversion — Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion;”

•	if we elect to settle in common stock only, settlement will be as soon as practicable after we notify you of our chosen method of settlement, which must be no later than two trading days following the date you deliver your completed and signed conversion notice and satisfy all other requirements for conversion; if we elect to settle in cash or a combination of cash and common stock, settlement will occur on the 26th trading day following the date you deliver your completed and signed conversion notice and satisfy all other requirements for conversion, unless you submit your conversion notice in connection with a redemption or during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date (in which case settlement will occur on such redemption date or the maturity date, as the case may be) or unless we have irrevocably elected to make a cash payment of principal upon conversion (in which case settlement will be on the 22nd trading day following the date you deliver your completed and signed conversion notice and satisfy all other requirements for conversion); and

•	if you convert your notes in connection with a fundamental change, under certain circumstances, you will also receive accrued and unpaid interest to, but not including, the conversion date and a make whole premium, which will be in an amount determined as set forth under “— Determination of the Make Whole Premium” and which will be payable on the fundamental change repurchase date in the same form of consideration into which all or substantially all of our common stock has been exchanged or converted;

•	are redeemable at our option in whole or in part beginning on January 20, 2010 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date, as set forth under “— Optional Redemption by Advanced Medical Optics;”

•	are subject to repurchase by us, at your option, on January 15, 2010, July 15, 2014, and July 15, 2019, at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Optional Put;”

•	are subject to repurchase by us, at your option, if a fundamental change occurs, at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, plus, under certain circumstances, a make whole premium, which will be in an amount determined as set forth under “— Determination of the Make Whole Premium” and which will be payable in the same form of consideration into which all or substantially all of our common stock has been exchanged or converted, as set forth under “— Repurchase at the Option of the Holder — Fundamental Change Put;” and

•	are due on July 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

      Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Repurchase at the Option of the Holder.”

      No sinking fund is provided for the notes and the notes are not be subject to defeasance.

      The notes were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers of beneficial interests in the notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated notes except in limited circumstances.

      If certificated notes are issued, you may present them for conversion, registration of transfer or exchange at our office or agency in New York City, which initially will be an office of the trustee currently located at 100 Wall Street, New York, New York 10005.

      A holder of notes may not sell or otherwise transfer the notes or shares of our common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “— Registration Rights” and “Notice to Investors.”

Payment at Maturity

      On the maturity date, each holder shall be entitled to receive on such date $1,000 principal amount per note and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the maturity date. With respect to any certificated notes, principal and interest will be payable at our office or agency in New York City, which initially will be an office of the trustee currently located at 100 Wall Street, New York, New York 10005.

Interest

      The notes bear interest at a rate of 2.50% per year. Interest accrues from June 22, 2004, or from the most recent date to which interest has been paid or duly provided for. Beginning with the six-month interest period commencing January 15, 2010, we will pay contingent interest under certain circumstances as described under “— Contingent Interest.” We will pay interest (including contingent interest, if any) and additional interest, if any, semi-annually, in arrears on January 15 and July 15 of each year, beginning January 15, 2005, to holders of record at 5:00 p.m., New York City time, on the preceding January 1 and July 1, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued interest (including contingent interest, if any) or additional interest, if any, on any notes when they are converted, except as described under “— Conversion Rights;” and

•	we will pay accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

      We will pay interest on:

•	global notes to DTC in immediately available funds; and

•	any certificated notes by check mailed to the holders of those notes; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”

      Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

      To the extent lawful, payments of principal or interest (including contingent interest, if any) or additional interest, if any, on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Contingent Interest

      Beginning with the six-month interest period commencing January 15, 2010, we will pay contingent interest during any six-month interest period to the holders of notes if the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

      During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.25% of the average trading price of $1,000 principal amount of notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

      “Trading price” for purposes of determining average note value shall have the meaning set forth under “— Conversion Rights — Conversion Upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price of a note will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing sale price of our common stock over the five trading-day period ending on such determination date.

      We will notify holders upon determination that they will be entitled to receive contingent interest during a six-month interest period.

Conversion Rights

      You will have the right to convert your notes, in whole or in part, into shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect) on or prior to the trading day preceding the maturity date, unless previously redeemed or repurchased, only during specified periods under the following circumstances:

•	upon satisfaction of a market price condition;

•	upon satisfaction of a trading price condition;

•	upon a credit ratings event;

•	upon notice of redemption;

•	upon a fundamental change; or

•	upon specified corporate transactions.

The initial conversion rate for the notes is 19.9045 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described under “— Conversion Rate Adjustments,” which represents an initial conversion price of approximately $50.24 per share. As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted in cash, with any remaining amount to be satisfied in shares of our common stock, as described under “Conversion Rights — Conversion Procedures — Settlement Upon Conversion — Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion.” A holder may convert only in denominations of $1,000 principal amount and whole multiples thereof.

      Except as provided in the next paragraph and, under certain circumstances, upon conversion in connection with a fundamental change, upon conversion, you will not receive any cash payment of accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the notes. Accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, and accrued tax original issue discount to the conversion date is deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.

      If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including contingent interest, if any) and additional interest, if any, accrued and unpaid on such notes, notwithstanding your conversion of those notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest (including contingent interest, if any) and additional interest, if any, that has accrued and will be paid on the notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your notes in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue contingent interest, if any), if overdue interest (or overdue contingent interest) exists at the time of conversion with respect to such note.

      Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

      We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of our common stock on the trading day immediately preceding the conversion date.

      Whenever we become aware that the notes have become convertible, we will notify holders of notes at their addresses shown in the register of the registrar. In addition, we will publish this information on our website and otherwise publicly disclose it.

Conversion Upon Satisfaction of Market Price Condition

      You will have the right to convert your notes during any fiscal quarter commencing after September 24, 2004 if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price in effect on that 30th trading day.

      The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

      The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

Conversion Upon Satisfaction of Trading Price Condition

      You will have the right to convert your notes during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 95% of the product of the closing sale price of our common stock and the conversion rate then in effect; provided, however, you may not surrender your notes for conversion in reliance on this provision after July 15, 2019 if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 130% of the conversion price then in effect.

      The trustee shall have no obligation to determine the trading price of the notes unless we have requested that it make such determination. We shall have no obligation to make such request unless so requested in writing by a holder. If a holder submits such a request, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our common stock and the conversion rate then in effect for five consecutive trading days.

      The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $10,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 95% of the product of the closing sale price of our common stock and the conversion rate then in effect.

Conversion Upon Credit Ratings Event

      After the earlier of (a) the date the notes are rated by both Standard & Poor’s Ratings Services and Moody’s Investor Services and (b) 30 business days from the date the notes are issued, you will have the right to convert your notes during any period in which:

•	the credit rating assigned to the notes by S&P or Moody’s is below CCC+ or Caa2, respectively;

•	if either of these rating agencies does not rate or no longer rates the notes; or

•	if either of these rating agencies suspends or withdraws the rating assigned to the notes.

Conversion Upon Notice of Redemption

      If we call your notes for redemption, you will have the right to convert your notes called for redemption until 5:00 p.m., New York City time, on the trading day preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon a Fundamental Change

      If a fundamental change (as defined under “Repurchase at the Option of the Holder — Fundamental Change Put”) occurs, you will have the right to convert your notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change and until and including the date which is 15 calendar days after the date that is the actual effective date of the fundamental change. If you convert your notes in connection with a fundamental change, you will receive:

•	the number of shares of our common stock into which your notes are convertible (if the notes are surrendered for conversion prior to the earlier of the actual effective date of the fundamental change and the record date for receiving distributions in connection with a fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of common stock into which your notes were convertible immediately prior to the transaction (if notes are surrendered for conversion after such date; provided that, if such date is the record date, you will receive the cash, securities and other assets or property on the actual effective date);

•	under certain circumstances, a make whole premium, which will be in an amount determined as set forth under “— Determination of the Make Whole Premium” and which will be payable on the fundamental change repurchase date in the consideration into which all or substantially all of our common stock has been exchanged or converted; and

•	if you are entitled to a make whole premium, accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the conversion date, which interest will be payable in cash.

      If you have submitted any or all of your notes for repurchase, your conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any notes for repurchase, such notes may be converted only if you submit a withdrawal notice, and if the notes are evidenced by a global note, you comply with appropriate DTC procedures.

Conversion Upon Specified Corporate Transactions

      You will have the right to convert your notes if we:

•	distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.

      We will notify you at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the notes.

      You will also have the right to convert your notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property. In such event, you will have the right to convert your notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. If you do not convert your notes during this period, you will be entitled to receive, upon subsequent conversion, if any, the kind and amount of cash, securities and other property which you would have received if you had converted your notes immediately prior to the transaction.

Conversion Procedures

Procedures to be Followed by a Holder

      If you hold a beneficial interest in a global note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

      If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice;

•	deliver the completed conversion notice and the note to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

      The conversion date will be the date on which you have satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

      You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

      Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion (as described below), in lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, we may elect to deliver cash or a combination of cash and shares of our common stock. Our amended senior credit facility limits our ability to pay in cash, and our ability to pay in cash in the future may be limited by the terms of our then-existing borrowing agreements.

      Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion:

•	if we have called the notes for redemption, in our notice of redemption;

•	in respect of notes to be converted during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date, twenty-six trading days preceding the maturity date; and

•	in all other cases, no later than two trading days following the conversion date.

If we choose to satisfy any portion of our conversion obligation in cash, we will specify the amount to be satisfied in cash as a percentage of the conversion obligation or a fixed dollar amount. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle our conversion obligations arising on different trading days in the same manner. That is, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.

      Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion and unless you are converting your notes in connection with a redemption or during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date, if we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares), you may retract your conversion notice at any time during the two trading day period beginning on the trading day after we have notified the trustee of our method of settlement. We refer to this period as the conversion retraction period. You cannot retract your conversion notice if: (a) we elected to make a cash payment of principal upon conversion before you delivered your conversion notice; (b) you are converting your notes in connection with a redemption; (c) you are converting your notes during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date; or (d) we do not elect to satisfy any portion of our conversion obligation in cash.

      Settlement in shares of our common stock only will occur as soon as practicable after we notify you that we have chosen this method of settlement. Settlement in cash and/or shares of our common stock will occur on the second trading day following the final trading day of the cash settlement averaging period (as defined below). Such day will be the 26th trading day following our receipt of your conversion notice (if you do not retract your conversion notice and assuming you have satisfied all other conversion requirements), unless conversion is:

•	in connection with a redemption, in which case such day will be the redemption date;

•	during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date, in which case such day will be the maturity date (whether or not we have irrevocably elected to make a cash payment of principal upon conversion); or

•	after we have irrevocably elected to make a cash payment of principal upon conversion, in which case such day will be the 22nd trading day following our receipt of your conversion notice; provided, however, that if we have irrevocably elected to make a cash payment of principal upon conversion and conversion is during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date, such day will be the maturity date.

      The settlement amount will be computed as follows:

(1) If we elect to satisfy the entire conversion obligation in common stock, we will deliver to the holder a number of shares of our common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate then in effect (plus cash in lieu of fractional shares).

(2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate then in effect; and

•	the applicable stock price (as defined below).

(3) If we elect to satisfy the conversion obligation in a combination of cash and common stock, we will deliver to the holder:

•	the fixed dollar amount per $1,000 principal amount of notes specified in the notice regarding our chosen method of settlement multiplied by the quotient of the aggregate principal amount of notes to be converted divided by 1,000 or (ii) the percentage of the conversion obligation specified in the notice regarding our chosen method of settlement multiplied by the amount of cash that would be paid pursuant to the clause (2) above, as the case may be (the “cash amount”); and

•	a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate then in effect minus (b) the cash amount per $1,000 principal amount of notes divided by the applicable stock price.

      The “applicable stock price” means, in respect of a conversion date, the average closing sale price of our common stock over the twenty trading-day period (the “cash settlement averaging period”):

•	ending on the second trading day preceding the redemption date, if we have called the notes for redemption;

•	ending on the second trading day preceding the maturity date, with respect to conversion notices received during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date (whether or not we have irrevocably elected to make a cash payment of principal upon conversion);

•	beginning on the trading day following our receipt of your conversion notice, if we have irrevocably elected to make a cash payment of principal upon conversion; provided, however, that if we have irrevocably elected to make a cash payment of principal upon conversion and you submit your conversion notice during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date, the cash settlement averaging period shall end on the second trading day preceding the maturity date; and

•	beginning on the trading day following the final trading day of the conversion retraction period, in all other cases.

      Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion. At any time on or prior to the twenty-sixth trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligation with respect to the principal amount of the notes to be converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election would be in our sole discretion without the consent of the holders of notes. If we make such election, we will notify the trustee and the holders of notes at their addresses shown in the register of the registrar.

      The settlement amount will be computed as follows:

•	a cash amount equal to the aggregate principal amount of the notes to be converted; and

•	a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate then in effect minus (b) $1,000 divided by the applicable stock price.

Conversion Rate Adjustments

      We will adjust the conversion rate (as well as the stock prices set forth in the table of make whole premiums described under “— Determination of the Make Whole Premium”) if any of the following events occurs:

(1) we issue to all holders of our common stock shares of our common stock as a dividend or distribution on our common stock;

(2) we issue to all holders of our common stock rights or warrants to purchase our common stock, exercisable for a period of 45 calendar days or less, at a price per share less than the sale price of our common stock on the business day preceding the date of announcement of such issuance;

(3) we subdivide or combine our outstanding shares of common stock;

(4) we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	dividends or distributions specified in clause (1) above;

•	rights or warrants specified in clause (2) above;

•	dividends or distributions paid exclusively in cash; and

•	dividends and distributions in connection with a reclassification, consolidation, merger, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph.

If we distribute capital stock of, or similar equity interests in, one of our subsidiaries or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(5) we distribute cash to all holders of our common stock, including any quarterly cash dividend, except in each case:

•	any dividend or distribution in connection with our liquidation, dissolution or winding up;

•	dividends and distributions in connection with a reclassification, consolidation, merger, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph; or

•	with respect to any quarterly cash dividend distributed on or after January 20, 2010, any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

•	the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (as adjusted to reflect subdivisions or combinations of the common stock); and

•	1.25% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend,

calculated at the time of the declaration of each distribution during such quarter.

If an adjustment is required in respect of a distribution of cash, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the applicable record date by a fraction:

•	the numerator of which shall be the current market price (as defined below) of a share of common stock on the record date; and

•	the denominator of which shall be such current market price less (a) the amount of the excess distribution in the case of a quarterly dividend on or after January 20, 2010 or (b) the full amount of the distribution in all other cases, in each case applicable to one share of common stock.

“Current market price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

Notwithstanding the foregoing, adjustments to the conversion rate resulting from any quarterly cash dividends may not cause the conversion rate (as adjusted for any other adjustment) to exceed the quotient obtained by dividing the principal amount of a note $37.49.

(6) we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

      To the extent that our stockholder rights agreement dated June 24, 2002 or any future rights plan adopted by us is in effect upon conversion of the notes into common stock only or a combination of cash and common stock, you will receive, in addition to the common stock, the rights under the rights agreement unless the rights have separated from our common stock at the time of conversion of the notes, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights. See “Description of Capital Stock — Stockholders Rights Plan.”

      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive capital stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes, you will generally be entitled to receive the same type (and in the same proportions) of consideration which you would have been entitled to receive if you had converted your notes into our common stock immediately prior to any of these events.

      You may, in certain circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “United States Federal Income Tax Consequences — U.S. Holders — Constructive Dividends” and “— Non-U.S. Holders — Notes.”

      We may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, increase the conversion rate if our board of directors determined that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of our common stock or rights distribution or similar event.

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon redemption, upon a fundamental change or upon maturity. Except as described above in this section, we will not adjust the conversion rate.

Optional Redemption by Advanced Medical Optics

      Beginning January 20, 2010, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “— Repurchase at the Option of the Holder,” in cash at the redemption price.

      The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) and additional interest, if any, will be paid on the redemption date to the holder of record on the record date.

      We will give notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the notes called for redemption, and the conversion rate then in effect;

•	the date on which your right to convert the notes called for redemption will expire; and

•	whether we have elected to settle our obligation upon conversion in cash or a combination of cash and shares of our common stock in lieu of shares of our common stock only, and, in the event that we have elected to settle all or a portion of our conversion obligation in cash, the date on which the settlement period will begin.

      If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

      We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing.

Repurchase at the Option of the Holder

Optional Put

      On January 15, 2010, July 15, 2014, and July 15, 2019, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your notes for which you have properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

      The repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we may elect to pay the repurchase price in cash, shares of our common stock or a combination of cash and shares of our common stock. If we have irrevocably elected to make a cash payment of principal upon conversion, the repurchase price will be paid in cash. The interest (including contingent interest, if any) and additional interest, if any, will be paid to the holder of record on the record date. If we elect to pay any portion of the repurchase price in shares of our common stock, the number of shares will be determined as provided below.

      We may be unable to repurchase your notes in cash upon your exercise of your repurchase right. Our amended senior credit facility limits our ability to repurchase notes in cash, and our ability to repurchase notes in cash in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

      We will give notice at least 20 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things:

•	whether we will pay the repurchase price in cash, shares of our common stock or a combination of cash and shares of our common stock (in which case the percentage of each will be specified);

•	if we elect to pay all or a portion of the repurchase price in shares of our common stock, the method by which we are required to calculate the average closing sale price of the common stock; and

•	the procedures that you must follow to require us to repurchase your notes.

      To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the notes to be repurchased, if certificated notes have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated notes, the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples;

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture; and

•	in the event we elect to pay the repurchase price in shares of our common stock, in whole or in part, but the repurchase price is ultimately to be paid to you entirely in cash because any one of the conditions to payment of the repurchase price or portion of the repurchase price in shares of our common stock (described below) is not satisfied prior to 5:00 p.m., New York City time, on the business day immediately preceding the applicable repurchase date, whether you elect:

•	to withdraw the repurchase notice as to some or all of the notes to which it relates; or

•	to receive cash in respect of the entire repurchase price for all notes or portions of notes subject to such repurchase notice.

      If you fail to indicate your choice with respect to the election described in the final bullet point above, you will be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the repurchase notice.

      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated notes, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

      If we elect to pay the repurchase price, in whole in part, in shares of our common stock, the number of shares of our common stock you will receive will equal that portion of the repurchase price to be paid in shares of our common stock divided by 98.0% of the average closing sale price of our common stock for the five trading days ending on the third trading day preceding the applicable repurchase date (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to our common stock), which we refer to as the market price. We will not, however, deliver fractional shares in repurchases using shares of our common stock as consideration. Note holders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of our common stock multiplied by such fraction.

      Because the market price of our common stock will be determined prior to the applicable repurchase date, you will bear the market risk that our common stock will decline in value between the date the market price is calculated and the applicable repurchase date.

      Our right to pay the repurchase price, in whole or in part, in shares of our common stock is subject to our satisfaction of certain conditions prior to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, including:

•	registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification or registration of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of our common stock on a United States national securities exchange or quoted on an inter-dealer quotation system of any registered United States national securities association.

      If these conditions are not timely satisfied, we will pay the repurchase price of the notes to be repurchased entirely in cash. Except as described in the first sentence of this paragraph, we may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the note holders the required notice.

      Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.

      If the paying agent holds on the repurchase date cash or shares of our common stock sufficient to pay the repurchase price of the notes that holders have elected to require us to repurchase, then, on the repurchase date:

•	those notes will cease to be outstanding and interest (including contingent interest, if any) and additional interest, if any, will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the note holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the notes.

      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

Fundamental Change Put

      If a fundamental change (as defined below) occurs at any time prior to the maturity of the notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your notes for which you have properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

      The repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, payable at our election in cash, shares of common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation, or a combination of cash and applicable securities, plus, under certain circumstances, a make whole premium payable in the same form of consideration into which all or substantially all of our common stock has been exchanged or converted. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) and additional interest, if any, will be paid on the repurchase date to the holder of record on the record date.

      If we elect to pay any portion of the repurchase price (other than the make whole premium) in applicable securities, the number of such securities will be determined as provided below. The amount of the make whole premium will be determined as described under “— Determination of the Make Whole Premium.”

      We may be unable to repurchase your notes in cash upon a fundamental change. Our amended senior credit facility limits our ability to repurchase the notes in cash, and our ability to repurchase notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that is:

•	listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

•	approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

      On or before the 10th business day after the occurrence of a fundamental change, we will provide to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your notes.

      The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of the notice of a fundamental change.

      To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on or prior to the business day preceding the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the notes to be repurchased, if certificated notes have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated notes, the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or whole multiples thereof;

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture; and

•	in the event we elect to pay the repurchase price in applicable securities, in whole or in part, but the repurchase price is ultimately to be paid to you entirely in cash because any one of the conditions to payment of the repurchase price or portion of the repurchase price in applicable securities (described below) is not satisfied prior to 5:00 p.m., New York City time, on the business day immediately preceding the applicable repurchase date, whether you elect:

•	to withdraw the repurchase notice as to some or all of the notes to which it relates; or

•	to receive cash in respect of the entire repurchase price for all notes or portions of notes subject to such repurchase notice.

      If you fail to indicate your choice with respect to the election described in the final bullet point above, you will be deemed to have elected to receive cash in respect of the entire repurchase price for all notes subject to the repurchase notice.

      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day preceding the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated notes, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

      If we elect to pay the repurchase price, in whole in part, in shares of applicable securities, the number of shares of applicable securities you will receive will equal that portion of the repurchase price to be paid in shares of applicable securities divided by 98.0% of the average closing sale price of one share of applicable securities for the five trading days ending on the third trading day preceding the applicable repurchase date (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to our common stock), which we refer to as the market price. We will not, however, deliver fractional shares in repurchases using shares of our common stock as consideration. Note holders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of the applicable securities multiplied by such fraction.

      Because the market price of our common stock will be determined prior to the applicable repurchase date, you will bear the market risk that the applicable securities will decline in value between the date the market price is calculated and the applicable repurchase date.

      Our right to pay the repurchase price, in whole or in part, in shares of our applicable securities is subject to our satisfaction of certain conditions prior to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, including:

•	registration of the applicable securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification or registration of the applicable securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the applicable securities on a United States national securities exchange or quoted on an inter-dealer quotation system of any registered United States national securities association.

      If these conditions are not timely satisfied, we will pay the repurchase price of the notes to be repurchased entirely in cash. Except as described in the first sentence of this paragraph, we may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the note holders the required notice.

      Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.

      If the paying agent holds on the repurchase date cash or shares of our common stock sufficient to pay the repurchase price of the notes that holders have elected to require us to repurchase, then, on the repurchase date:

•	the notes will cease to be outstanding and interest (including contingent interest, if any) and additional interest, if any, will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the noteholders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the notes.

      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

      This fundamental change repurchase right could discourage a potential acquirer of Advanced Medical Optics. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

      Our obligation to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the notes.

Determination of the Make Whole Premium

      On or prior to January 15, 2010, upon the occurrence of a fundamental change, we will pay a make whole premium upon the repurchase of the notes, as described above under “— Repurchase at the Option of the Holder — Fundamental Change Put,” and upon the conversion of the notes, as described above under “— Conversion Rights — Conversion Upon Specified Corporate Transactions.” If you convert your notes, you will receive the make whole premium on the fundamental change repurchase date.

      The make whole premium shall be equal to a percentage of the principal amount of the notes. The make whole premium will be in addition to, and not in substitution for, any cash, securities, or other assets otherwise due to holders of notes upon conversion or repurchase. The make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective (the “effective date”) and the price paid per share of our common stock in the transaction constituting the fundamental change (the “stock price”). If holders of our common stock receive only cash in the transaction constituting the fundamental change, the stock price will equal the cash amount paid per share; in all other cases, the stock price will equal the average closing sale price of our common stock (as defined under “— Conversion Rights — Conversion Upon Satisfaction of Market Price Condition”) over the ten trading-day period ending on the trading day preceding the effective date.

      The following table sets forth the make whole premiums.

Make Whole Premium Upon Fundamental Change

(% of Principal Amount)

	Stock Price

Effective Date	$37.49	$40.99	$44.49	$47.99	$50.24	$55.00	$60.00	$70.00	$80.00	$90.00	$100.00

6/22/2004	0.00	4.54	9.60	14.97	18.41	16.73	15.08	12.62	10.78	9.28	8.07
1/15/2005	0.00	3.70	8.69	14.01	17.42	15.71	14.05	11.55	9.80	8.37	7.23
7/15/2005	0.00	3.08	7.99	13.26	16.68	14.87	13.17	10.67	8.96	7.59	6.51
7/15/2006	0.00	2.20	6.81	11.91	15.30	13.24	11.51	8.97	7.30	6.03	5.09
7/15/2007	0.00	1.36	5.63	10.36	13.67	11.33	9.57	6.99	5.38	4.30	3.57
7/15/2008	0.00	0.56	4.28	8.31	11.43	8.73	6.96	4.47	3.13	2.39	1.97
7/15/2009	0.00	0.13	1.57	4.71	7.24	4.58	2.55	0.99	0.61	0.53	0.48
1/15/2010	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

      The exact stock price and effective date may not be set forth on the table. In such event:

•	If the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year.

•	If the stock price is in excess of $100.00 per share (subject to adjustment as described below), no make whole premium will be paid.

•	If the stock price is less than $37.49 (subject to adjustment as described below), no make whole premium will be paid.

      The stock prices set forth in the first row of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

      We will pay the make whole premium solely in the same form of consideration into which all or substantially all of the shares of our common stock have been exchanged or converted in connection with the transaction constituting the fundamental change. If holders of our common stock have the right to elect the form of consideration received in the transaction constituting the fundamental change, then for purposes of determining the form of consideration to be delivered in respect of the make whole premium, the consideration into which a share of our common stock has been exchanged or converted shall be deemed to equal the aggregate consideration distributed in respect of all shares of our common stock divided by the total number of shares of common stock participating in the distribution.

      For purposes of determining the value of the consideration to be delivered in respect of the make whole premium, the value will be calculated as follows:

•	securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on the average closing price or last sale price, as applicable, over the ten trading-day period ending on the trading day preceding the repurchase date;

•	other securities, assets or property (other than cash) will be valued based on 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally recognized investment banks selected by the trustee; and

•	100% of any cash.

Subordination

      The payment of the principal of and interest (including contingent interest, if any) and additional interest, if any, on the notes is, to the extent provided in the indenture, subordinated in right of payment to the prior payment in full of all of senior indebtedness of Advanced Medical Optics, whether outstanding on the issuance date or thereafter incurred. The notes are equal in right of payment to our other existing and future senior subordinated indebtedness, including our existing 3 1/2% convertible senior subordinated notes due 2023. The notes are also structurally subordinated to all existing and future debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

      Upon any distribution to creditors of Advanced Medical Optics in liquidation or dissolution of Advanced Medical Optics or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Advanced Medical Optics, any assignment for the benefit of creditors or any marshalling of Advanced Medical Optics’ assets and liabilities, the holders of senior indebtedness would be entitled to receive payment in full in cash of all obligations due in respect of such senior indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable senior indebtedness, whether or not a claim for such interest would be allowed), or have provision made for such payment in a manner acceptable to the holders of such senior indebtedness, before the holders of the notes would be entitled to receive any payment with respect to the notes (other than payments in junior securities).

      As a result of these subordination provisions, in the event of a bankruptcy, dissolution, liquidation, insolvency or reorganization, holders of senior indebtedness may recover more, ratably, and holders of the notes may recover less, ratably, than our other creditors.

      We also may not make any payment (other than payments in junior securities) with respect to the notes if:

•	a default in the payment of designated senior indebtedness occurs and is continuing; or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both), and the trustee receives a payment blockage notice from the holders of designated senior indebtedness.

      We may and shall resume payments with respect to the notes:

•	in the case of a payment default, the date on which such default is cured or waived in writing by the holders of the designated senior indebtedness; and

•	in the case of a non-payment default, the earlier of (a) the date on which such non-payment default is cured or waived in writing by the holders of the designated senior indebtedness or the designated senior indebtedness is paid in full in cash or (b) 179 calendar days after the receipt of the payment blockage notice.

      No more than one period of payment blockage with respect to a non-payment default may exist in any 360 calendar day period.

      No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice, unless the default was waived or cured for 90 consecutive calendar days.

      The subordination provisions will not prevent the occurrence of any event of default under the indenture.

      If the trustee, the paying agent or any holder receives any payment or distribution of assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash, then such payment or distribution will be held in trust for the holders of senior indebtedness to the extent necessary to make payment in full in cash of all unpaid senior indebtedness.

      As of June 25, 2004, on a pro forma basis after giving effect to the Transactions, we would have had outstanding $250.0 million of senior indebtedness, consisting of borrowings under our amended senior credit facility, and $628.4 million of total indebtedness, and our subsidiaries would have had approximately $84.9 million of liabilities (including trade payables but excluding intercompany indebtedness). Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture.

      We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of note holders in respect of all funds collected or held by the trustee.

      “Designated senior indebtedness” means indebtedness outstanding under our amended senior credit facility and any other senior indebtedness that at the time of determination has an aggregate principal amount outstanding of at least $25.0 million if the instrument governing such senior indebtedness expressly states that such indebtedness is “designated senior indebtedness” for purposes of the indenture.

      “Senior indebtedness” means all obligations under our amended senior credit facility, hedging obligations and any other indebtedness unless the instrument creating or evidencing such indebtedness expressly provides that such indebtedness is not senior or superior in right of payment to the notes, including other obligations, such as fees, expenses, reimbursement obligations arising from letters of credit, indemnities and other obligations specified in the documents governing such senior indebtedness, and all renewals, extensions, modifications, amendments or refinancings thereof; provided, that in no event shall senior indebtedness include:

•	to the extent that it may constitute indebtedness, any obligation for federal, state, local or other taxes;

•	any indebtedness among or between Advanced Medical Optics and any subsidiary of Advanced Medical Optics, unless and for so long as such indebtedness has been pledged to secure obligations to a third party;

•	to the extent that it may constitute indebtedness, any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained in the ordinary course of business;

•	indebtedness evidenced by the notes;

•	indebtedness of such person that is expressly subordinate or junior in right of payment to any other indebtedness of such person;

•	to the extent that it may constitute indebtedness, any obligation owing under leases (other than capital lease obligations) or management agreements; and

•	any obligation that by operation of law is subordinate to any general unsecured obligations of such person.

Limitation on Layering

      The indenture provides that we may not incur any indebtedness that is contractually senior in right of payment to the notes and contractually subordinate in right of payment to any other of our indebtedness.

Consolidation, Merger and Sale of Assets by Advanced Medical Optics

      The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the notes, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Advanced Medical Optics is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Advanced Medical Optics, and Advanced Medical Optics shall be discharged from its obligations, under the notes, the indenture and the registration rights agreement.

      This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Advanced Medical Optics “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the notes, or under the laws of Delaware, Advanced Medical Optics’ state of incorporation. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Advanced Medical Optics may be uncertain.

      An assumption by any person of Advanced Medical Optics’ obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

      The following are events of default under the indenture:

•	we fail to pay any interest (including contingent interest, if any) and additional interest, if any, on the notes when due and such failure continues for a period of 30 calendar days, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	we fail to pay principal of the notes when due at maturity, or we fail to pay the redemption price or repurchase price, or any make whole premium payable, in respect of any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we fail to perform or observe any other term, covenant or agreement in the notes or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	we fail to pay principal of our indebtedness for borrowed money in an aggregate amount of $25.0 million or more when due upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at lest 25% in aggregate principal amount of the notes then outstanding; or

•	certain events involving our bankruptcy, insolvency or reorganization.

      We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest (including contingent interest, if any) or additional interest, if any, on the notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

      If an event of default specified in the last bullet point listed above occurs and continues with respect to us, the principal amount of the notes and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the outstanding notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the outstanding notes to be due and payable (a) if our amended senior credit facility is in effect, immediately upon the earlier of (1) the declaration of acceleration of indebtedness under the amended senior credit facility and (2) the fifth business day after written notice of the declaration by the trustee or holders is given to the agent under our amended senior credit facility; or (b) if our amended senior credit facility is no longer in effect, immediately. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including contingent interest, if any) and additional interest, if any, on all notes; (2) the principal amount of any notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including contingent interest, if any) and additional interest, if any; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, that have become due solely by such declaration of acceleration, have been cured or waived.

      The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest, if any) or additional interest, if any, on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes.

Waiver

      The holders of a majority in aggregate principal amount of the notes outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest (including contingent interest, if any) or additional interest, if any, on any note when due;

•	our failure to convert any note into common stock (or cash or a combination of common stock and cash, if we so elect) as required by the indenture;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by Advanced Medical Optics or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

Modification

Changes Requiring Approval of Each Affected Holder

      The indenture (including the terms and conditions of the notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding) to:

•	extend the maturity of any note;

•	reduce the rate or extend the time for payment of interest (including contingent interest, if any) on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	impair the right of a holder to institute suit for payment of any note;

•	change the currency in which any note is payable;

•	change our obligation to redeem any notes called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to repurchase any note at the option of the holder in a manner adverse to the holders;

•	change our obligation to repurchase any note upon a fundamental change in a manner adverse to the holders;

•	affect the right of a holder to convert any note into shares of our common stock (or, if we so elect, cash or a combination of cash and shares of our common stock) or reduce the number of shares of our common stock or any other property receivable upon conversion pursuant to the terms of the indenture;

•	modify, in any material respect, the subordination provisions of the indenture in a manner adverse to the holders;

•	change our obligation to maintain an office or agency New York City;

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

      The indenture (including the terms and conditions of the notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding.

Changes Requiring No Approval

      The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

•	provide for conversion rights of holders of notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the notes;

•	provide for the assumption of our obligations to the holders of notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	add to our covenants for the benefit of the holders of notes;

•	surrender any right or power conferred upon us;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of notes in any material respect;

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of notes in any material respect; and

•	provide for a successor trustee.

Other

      No modification or amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior indebtedness then outstanding unless the holders of such senior indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

      The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

      Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Form, Denomination and Registration

      The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

      Notes are evidenced by a global note. We deposited the global note with DTC and registered the global note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

      Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

      We will pay principal of, and interest (including contingent interest, if any) and additional interest, if any, on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary, or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days or there is an event of default under the notes, we will issue notes in certificated form in exchange for global notes. In addition, we may at any time and in our sole discretion determine not to have notes represented by global notes and in such event will issue notes in certificated form in exchange for the global notes.

      Neither we, the trustee, registrar, paying agent nor conversion agent has any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights

      Upon consummation of the original issuance of the notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed to file the shelf registration statement of which this prospectus forms a part. A holder who elects to sell notes or common stock issued upon conversion of the notes pursuant to this registration statement will be:

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification rights and obligations.

•	Pursuant to the registration rights agreement, we will use our reasonable best efforts to keep the shelf registration statement of which this prospectus forms a part effective until the earliest of:

•	the date when all of the notes and common stock issuable upon conversion of the notes of those holders that complete and deliver a selling securityholder election and questionnaire have been registered under the shelf registration statement and sold in accordance with it;

•	the date when all of the notes and common stock issuable upon conversion of the notes have been sold pursuant to Rule 144 under the Securities Act;

•	the date on which the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act; and

•	the date when all of the notes and common stock issuable upon conversion of the notes cease to be outstanding.

      We may suspend the holders’ use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed 45 calendar days in any 90 calendar-day period (except as described below), and suspension periods shall not exceed an aggregate of 120 calendar days in any 360 calendar-day period. We may suspend the holders’ use of the prospectus for up to 60 calendar days in any 90 calendar-day period under certain circumstances relating to certain acquisitions, financings, recapitalizations, business combinations or other similar transactions.

      Upon our receipt of a completed election and questionnaire from a holder after the shelf registration statement of which this prospectus forms a part is declared effective, together with any other information we may reasonably request following the effectiveness, we will, within 15 business days, file any amendments to such shelf registration statement or additional shelf registration statements or supplements to the related prospectus as are necessary to permit such holder to deliver a prospectus to purchasers of the notes and common stock issuable upon conversion of such holder’s notes, and use our reasonable best efforts to cause any required post-effective amendment or additional shelf registration statement with respect thereto to be declared effective within 45 calendar days.

      We will pay predetermined additional interest to holders of notes on any interest payment date if this prospectus is unavailable for periods in excess of those permitted above. Such additional interest will accrue during the additional period this prospectus is unavailable. You should refer to the registration rights agreement for a description of these liquidated damages. We will have no other liabilities for monetary damages with respect to our registration obligations. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive additional interest with respect to those shares of common stock in the event of a registration default.

Repurchase and Cancellation

      We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

      We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

      Mellon Investor Services, LLC is the transfer agent and registrar for our common stock.

Governing Law

      The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of Notes

      Except as otherwise provided herein, we are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of notes upon the request of that holder.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of material United States federal income tax considerations of the purchase, ownership, conversion, and other disposition of the notes by a holder of the notes and of the common stock received upon a conversion of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, regulated investment companies, real estate investment trusts, persons liable for alternative minimum tax, “controlled foreign corporations”, “foreign personal holding companies”, “passive foreign investment companies”, United States expatriates or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the notes and common stock received upon a conversion of the notes.

      For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes or shares of common stock that is a partnership and partners in such partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or shares of common stock, as the case may be.

Classification of the Notes

      Pursuant to the terms of the indenture, we and each holder of notes will agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”) and to be bound by our application of the CPDI Regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion assumes that the notes are treated in accordance with that agreement and our determinations.

      No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (the “Service”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at rate different from the “comparable yield” rate described below.

U.S. Holders

Interest Income

      Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

      The “issue price” of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity or underwriters, placement agents or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the amount of any projected payments previously made with respect to the notes.

      Under the CPDI Regulations, we are required to establish the “comparable yield” for the notes. The comparable yield for the notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield to be 7.79% compounded semi-annually.

      We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under “Where You Can Find More Information.”

      The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the notes.

Adjustments to Interest Accruals on the Notes

      If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

      If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the notes.

Notes Purchased at other than the Adjusted Issue Price

      A U.S. Holder acquiring a note for an amount other than its “adjusted issue price,” as defined above under “ — Interest Income” will generally accrue original issue discount and make adjustments to such accruals in accordance with the rules described above. To the extent that a U.S. Holder’s adjusted tax basis in the note differs from the note’s adjusted issue price, however, the U.S. Holder must reasonably allocate any such difference among the daily portions of original issue discount accruing over the remaining term of the note and/or the remaining projected payments. Amounts so allocated will be treated as a positive or negative adjustment, as the case may be, on the date of accrual or payment and the U.S. Holder’s adjusted tax basis in the note will be increased or decreased, as the case may be, to reflect such adjustment.

Sale, Exchange, Conversion, Repurchase or Redemption

      Generally, the sale, exchange, repurchase, or redemption of a note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend, and each holder agrees in the indenture, to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note on any date will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the actual amount paid).

      Gain recognized upon a sale, exchange, conversion, repurchase or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustment previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale, exchange, conversion, repurchase or redemption of a note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

      A U.S. Holder’s tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder’s holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

      The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets will generally result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will generally not. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Dividend on Common Stock

      If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under the United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received in tax years beginning on or before December 31, 2008, will be subject to a tax to a non-corporate U.S. Holder at the special reduced rate generally applicable to long-term capital gains. A U.S. Holder will generally be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date. Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock subject to applicable restrictions.

Disposition of Common Stock

      Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. Long term capital gains are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Non-U.S. Holders

Notes

      All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected by such Non-U.S. Holder of a trade or business in the United States and (vi) with respect only to gain realized on a sale, exchange or conversion of the notes, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

      If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or appropriate substitute form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see “U.S. Holders — Constructive Dividends” above), however, the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI (or appropriate substitute form) from a Non-US. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

Common Stock

      Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

      A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period in the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business

      If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

      Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the Service.

SELLING SECURITYHOLDERS

      The notes were originally issued by us and sold by Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC (the “initial purchasers”) in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

      The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

      The principal amounts of the notes provided in the table below are based on information provided to us by each of the selling securityholders on or before September 9, 2004, and the percentages are based on $350,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 19.9045 shares per $1,000 principal amount of notes.

      Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

      The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

			Number of
	Aggregate	Percentage of	Shares of
	Principal Amount	Aggregate Principal	Common Stock	Percentage of
	of Notes That	Amount of Notes	That May Be	Common Stock
Name of Selling Securityholder	May Be Sold	Outstanding	Sold(1)	Outstanding(2)

Akela Capital Master Fund, Ltd.	11,000,000	3.14%	218,950	0.61%
Alexian Brothers Medical Center	475,000	0.14%	9,455	*
Aloha Airlines Non-Pilots Pension Trust	225,000	*	4,479	*
Aloha Pilots Retirement Trust	115,000	*	2,289	*
American Skandia Trust	1,100,000	0.31%	21,895	*
Arkansas Teacher Retirement	5,615,000	1.60%	111,764	0.31%
Associated Electric & Gas Insurance Services Limited	200,000	*	3,981	*
Aventis Pension Master Trust	325,000	*	6,469	*
Baptist Health of South Florida	680,000	0.19%	13,535	*
Barclays Global Investors Diversified Alpha Plus Funds	811,000	0.23%	16,143	*
B.C. McCabe Foundation	125,000	*	2,488	*
Boilermakers-Blacksmith Pension Trust	2,100,000	0.60%	41,799	0.12%
C & H Sugar Company Inc.	250,000	*	4,976	*

			Number of
	Aggregate	Percentage of	Shares of
	Principal Amount	Aggregate Principal	Common Stock	Percentage of
	of Notes That	Amount of Notes	That May Be	Common Stock
Name of Selling Securityholder	May Be Sold	Outstanding	Sold(1)	Outstanding(2)

CALAMOS® Global Growth & Income Fund — CALAMOS® Investment Trust	1,050,000	0.30%	20,900	*
CALAMOS® Growth & Income Fund — CALAMOS® Investment Trust	38,500,000	11.00%	766,323	2.10%
CALAMOS® Growth & Income Portfolio — CALAMOS® Advisors Trust	270,000	*	5,374	*
Calyon Securities (USA) Inc.(6)	5,000,000	1.43%	99,253	0.28%
CC Convertible Arbitrage, Ltd.(7)	2,500,000	0.71%	49,761	0.14%
CEMEX Pension Plan	150,000	*	2,986	*
City of Knoxville Pension System	305,000	*	6,071	*
CNH CA Master Account, L.P.	1,500,000	0.43%	29,857	*
Commissioners of the Land Office	700,000	0.20%	13,933	*
Context Convertible Arbitrage Fund, LP	2,625,000	0.75%	52,249	0.15%
Context Convertible Arbitrage Offshore, LTD	6,700,000	1.91%	133,360	0.37%
Convertible Securities Fund	80,000	*	1,592	*
DBAG London(7)	2,000,000	0.57%	39,809	0.11%
Delta Airlines Master Trust	1,260,000	0.36%	25,080	*
Delta Pilots Disability and Survivorship Trust	440,000	0.13%	8,758	*
DKR Saturn Event Driven Holding Fund Ltd.	12,000,000	3.43%	238,854	0.66%
DKR Saturn Multi-Strategy Holding Fund Ltd.	12,000,000	3.43%	238,854	0.66%
Dorinco Reinsurance Company	900,000	0.26%	17,914	*
Engineers Joint Pension	465,000	0.13%	9,256	*
Family Service Life Insurance Co.	150,000	*	2,986	*
Fore Plan Asset Fund, Ltd.	844,000	0.24%	16,799	*
Fore Convertible Master Fund, Ltd.	8,891,000	2.54%	176,971	0.49%
Forest Fulcrum Fund LP(6)	109,000	*	2,170	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	841,000	0.24%	16,740	*
Fuji US Income Open	2,000,000	0.57%	39,809	0.11%
Genesys Regional Medical Center	93,000	*	1,851	*
Grace Convertible Arbitrage Fund, Ltd.	3,500,000	1.00%	69,666	0.19%
Guardian Pension Trust(7)	400,000	0.11%	7,962	*
Guardian Life Insurance Co.(7)	4,400,000	1.26%	87,580	0.24%
Guggenheim Portfolio Company VIII Cayman, Ltd.(7)	1,476,000	0.42%	29,379	*
Hawaiian Airlines Pilots Retirement Plan	210,000	*	4,180	*
HFR CA Global Opportunity Master Trust	606,000	0.17%	12,062	*
HFR RVA Select Performance Master Trust	144,000	*	2,866	*
ING Convertible Fund	2,900,000	0.83%	57,723	0.16%
ING VP Convertible Portfolio	100,000	*	1,990	*
Intl. Truck & Engine Corp. Non Contributory Retirement Plan Trust	750,000	0.21%	14,928	*

			Number of
	Aggregate	Percentage of	Shares of
	Principal Amount	Aggregate Principal	Common Stock	Percentage of
	of Notes That	Amount of Notes	That May Be	Common Stock
Name of Selling Securityholder	May Be Sold	Outstanding	Sold(1)	Outstanding(2)

Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	1,250,000	0.36%	24,881	*
KBC Financial Products USA Inc.(6)	1,000,000	0.29%	19,905	*
Kettering Medical Center Funded Depreciation Account	105,000	*	2,090	*
KeySpan Foundation	60,000	*	1,194	*
KeySpan Insurance Company	100,000	*	1,990	*
Knoxville Utilities Board Retirement System	135,000	*	2,687	*
LLT Limited	453,000	0.13%	9,017	*
Lord Abbett Bond Debenture Fund, Inc.	10,000,000	2.86%	199,045	0.55%
Lord Abbett Investment Trust — LA Convertible Fund	1,925,000	0.55%	38,316	0.11%
Lord Abbett Series Fund — Bond Debenture Portfolio	225,000	*	4,479	*
Louisiana Workers’ Compensation Corporation	400,000	0.11%	7,962	*
Lyxor/ Context Fund LTD.(7)	775,000	0.22%	15,426	*
Lyxor/Forest Fund Limited	2,370,000	0.68%	47,174	0.13%
Macomb County Employees’ Retirement System	340,000	*	6,768	*
Man Convertible Bond Master Fund, Ltd.	2,306,000	0.66%	45,900	0.13%
Man Mac 1 Limited	3,289,000	0.94%	65,466	0.18%
Maystone Continuum Master Fund, Ltd.	2,500,000	0.71%	49,761	0.14%
Mellon HBV Master Convertible Arbitrage Fund LP(7)	1,380,000	0.39%	27,468	*
Mellon HBV Master Leveraged Multi-Strategy Fund LP(7)	526,000	0.15%	10,470	*
Mellon HBV Master Multi-Strategy Fund LP(7)	830,000	0.24%	16,521	*
Met Investor Series Trust — Bond Debenture	4,500,000	1.29%	89,570	0.25%
Merrill Lynch Insurance Group Bond Debenture Portfolio	20,000	*	398	*
Mint Master Fund Ltd.	264,000	*	5,255	*
Morgan Stanley Convertible Securities Trust(7)	1,600,000	0.46%	31,847	*
Munson Medical Center Retirement Plan	46,000	*	916	*
Munson2 Healthcare Board Designated Operating Fund	37,000	*	736	*
National Bank of Canada(7)	300,000	*	5,971	*
National Benefit Life Insurance(7)	118,000	*	2,349	*
National Fuel & Gas Company Retirement Plan	450,000	0.13%	8,957	*
Nations Convertible Securities Fund	14,920,000	4.26%	296,975	0.82%
Newport Alternative Income Fund	390,000	0.11%	7,763	*
Nicholas Applegate U.S. Convertible MF	785,000	0.22%	15,625	*
North Slope Borough	110,000	*	2,189	*
Oakwood Assurance Company	29,000	*	577	*

			Number of
	Aggregate	Percentage of	Shares of
	Principal Amount	Aggregate Principal	Common Stock	Percentage of
	of Notes That	Amount of Notes	That May Be	Common Stock
Name of Selling Securityholder	May Be Sold	Outstanding	Sold(1)	Outstanding(2)

Oakwood Healthcare Inc. — OHP	6,000	*	119	*
Oakwood Healthcare Inc. (Pension)	92,000	*	1,831	*
Oakwood Healthcare Inc. Endowment	5,000	*	100	*
Oakwood Healthcare Inc. Funded Depreciation	50,000	*	995	*
Oxford, Lord Abbett & Co.	1,525,000	0.44%	30,354	*
Park Avenue Life Insurance Co.(7)	50,000	*	995	*
Phoenix Lord Abbett Bond Debenture Fund	100,000	*	1,990	*
Polaris Vega Fund L.P.	2,950,000	0.84%	58,718	0.16%
Port Authority of Allegheny County Consolidated Trust Fund	55,000	*	1,095	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	700,000	0.20%	13,933	*
Primerica Life Insurance Company(7)	1,093,000	0.31%	21,756	*
Prisma Foundation	145,000	*	2,886	*
Royal Bank of Canada (Norshield)(7)	400,000	0.11%	7,962	*
St. Thomas Trading, Ltd.(7)	2,694,000	0.77%	53,623	0.15%
San Diego City Retirement	1,090,000	0.31%	21,696	*
San Diego County Convertible	1,555,000	0.44%	30,951	*
SCI Endowment Care Common Trust Fund — National Fiduciary Services	165,000	*	3,284	*
SCI Endowment Care Common Trust Fund — Suntrust	90,000	*	1,791	*
SCI Endowment Care Common Trust Fund — Wachovia	40,000	*	796	*
Silvercreek Limited Partnership	1,620,000	0.46%	32,245	*
Silvercreek II Limited	990,000	0.28%	19,705	*
Sphinx Convertible Arbitrage SPC	714,000	0.20%	14,212	*
SPT	2,000,000	0.57%	39,809	0.11%
State of Oregon/SAIF Corporation	5,425,000	1.55%	107,982	0.30%
Sunrise Partners Limited Partnership(7)	6,250,000	1.79%	124,403	0.35%
The California Wellness Foundation	470,000	0.13%	9,355	*
The Cockrell Foundation	82,000	*	1,632	*
The Dow Chemical Company Employee’ Retirement Plan	2,500,000	0.71%	49,761	0.14%
The Fondren Foundation	125,000	*	2,488	*
The Travelers Insurance Company — Life(7)	4,039,000	1.15%	80,394	0.22%
The Travelers Life and Annuity Company(7)	333,000	*	6,628	*
Total Fina Elf Finance USA, Inc.	250,000	*	4,976	*
Travelers Insurance Company Separate Account TLAC(7)	187,000	*	3,722	*
Travelers Series Trust Convertible Bond Portfolio	1,730,000	0.49%	34,435	*
Union Carbide Retirement Account	1,320,000	0.38%	26,274	*

			Number of
	Aggregate	Percentage of	Shares of
	Principal Amount	Aggregate Principal	Common Stock	Percentage of
	of Notes That	Amount of Notes	That May Be	Common Stock
Name of Selling Securityholder	May Be Sold	Outstanding	Sold(1)	Outstanding(2)

United Food and Commercial Workers Local 1262 and Employers Pension Fund	710,000	0.20%	14,132	*
Univar USA Inc. Retirement Plan	370,000	0.11%	7,365	*
Univest Convertible Arbitrage Fund II (Norshield)	200,000	*	3,981	*
US Bank FBO Benedictine Health Systems	300,000	*	5,971	*
Vermont Mutual Insurance Company	125,000	*	2,488	*
Wyoming State Treasurer	1,000,000	0.29%	19,905	*
Xavex Convertible Arbitrage 4 Fund	218,000	*	4,339	*
Zurich Institutional Benchmarks Master Fund Ltd.	1,234,000	0.35%	24,562	*
All other holders of notes or future transferees, pledges, donees, assignees, or successors of any such holders(3)	112,585,000	35.31%	2,240,948	5.90%
Total	$350,000,000	100%	6,966,575 (4)	16.31	%(5)

*	Represents less than 0.1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 19.9045 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 35,749,068 common shares outstanding as of August 31, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4)	Represents the number of shares of common stock into which $350,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(5)	Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of August 31, 2004, plus the 6,966,575 shares of common stock into which the $350,000,000 aggregate principal amount of notes is convertible.

(6)	Selling securityholder has identified itself as a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(7)	Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

PLAN OF DISTRIBUTION

      The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. However, the selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

      The notes and the shares of common stock issuable upon conversion of the notes may be sold from time to time in one or more transactions directly to one or more purchasers or through agents, brokers, dealers or underwriters at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters, brokers or dealers who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock issuable upon conversion offered by them hereby will be the purchase price of the notes or shares of common stock less discounts, fees and commissions, if any. Such sales may be effected by a variety of methods, including the following:

•	on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the shares of common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, including privately negotiated transactions;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best efforts basis;

•	through the writing of options; or

•	in any combination of the foregoing or by any other legally available means.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, and such broker-dealers may in turn engage in short sales of the notes and the shares of common stock. The selling securityholders may also sell the notes and shares of common stock short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, and may loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities.

      If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes or the shares of common stock issuable upon conversion of the notes through a secondary distribution or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes or shares of common stock issuable upon conversion of the notes and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, each selling securityholder must comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes and the shares of common stock issuable upon conversion of the notes.

      The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

      Certain of the selling securityholders are broker-dealers (and are deemed to be underwriters) or affiliates of broker-dealers. Each of these selling securityholders has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

      We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in a transaction involving sales of the notes and the shares of common stock issuable upon conversion of the notes against certain liabilities, including liabilities that arise under the Securities Act.

      Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the shelf registration statement effective for the period described under “Description of the Notes — Registration Rights.”

      Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock issuable upon conversion of the notes pursuant to the registration statement to which this prospectus relates.

      We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any 90-day calendar period and not to exceed an aggregate of 120 days in any 360 calendar-day period. Notwithstanding the foregoing, we may suspend the use of this prospectus for up to 60 days in any 90-day calendar period under certain circumstances relating to possible acquisitions, financings, recapitalizations, business combinations or other similar transactions. If any of these types of events occur, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed to suspend the use of such prospectus from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment.

LEGAL MATTERS

      Certain legal matters regarding the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements as of and for the year ended December 31, 2003 incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Advanced Medical Optics, Inc. and its subsidiaries as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for goodwill and intangibles in 2002 and a change in the method of accounting for derivative instruments and hedging activities in 2001.

      Advanced Medical Optics, Inc. has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on Advanced Medical Optics, Inc.’s past financial statements incorporated by reference in this prospectus.

      The combined financial statements of the Surgical Ophthalmic Business (A Business Within Pfizer Inc.’s Global Pharmaceutical Group) as of and for each of the years in the three year period ended December 31, 2003 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report indicates that the combined financial statements were prepared to present the net assets to be sold and the direct revenues and direct operating expenses of the Business, pursuant to the basis of presentation as described in note 2 and the purchase agreement as described in note 11 of the financial statements, and are not intended to be a complete presentation of the Business’ financial position, results of operations or cash flows. Additionally, the audit report states that the fiscal year of the non-U.S. operations was changed to November 30 and the combined statement of direct revenues and direct operating expenses includes the results for the 11 months ended November 30, 2003 for the non-U.S. operation of the Business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the fees and expenses payable by the registrant in connection with the registration and sale of the securities being registered hereby. All of such fees and expenses, except the SEC registration fee are estimated.

SEC Registration Fee	$44,345
Accounting Fees and Expenses	$40,000
Legal Fees and Expenses	$50,000
Printing Expenses	$30,000
Miscellaneous	$15,655

Total	$180,000

Item 15.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law.

      As permitted by Section 102 of the Delaware General Corporation Law, the registrant’s certificate of incorporation and bylaws provide that no director will be liable to the registrant or its stockholders for monetary damages for breach of certain fiduciary duties as a director, except for liability under Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to the registrant or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

      Section 145 of the Delaware General Corporation Law also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. The registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act, within the limits and subject to the limitations of the policies. The indemnification and insurance provided for directors of the registrant are subject to Section 174 of the Delaware General Corporation Law, which governs liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption.

Item 16.	Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Advanced Medical Optics, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10)
4.2	Amended and Restated Bylaws of Advanced Medical Optics, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10)
4.3	Specimen certificate representing the common stock (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 10)
4.4	Rights Agreement, dated as of June 24, 2002, by and between Advanced Medical Optics, Inc. and Mellon Investor Services, as Rights Agent, which includes the form of Certificate of Designations of the Series A Junior Participating Preferred Stock of Advanced Medical Optics, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 24, 2002)
4.5	Indenture, dated as of June 22, 2004, among Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee. (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 22, 2004)
4.6	Form of 2.50% Convertible Senior Subordinated Note due 2024 (included in Exhibit 4.5)
4.7	Registration Rights Agreement, dated as of June 22, 2004, among Advanced Medical Optics, Inc. and Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, as Initial Purchasers. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 22, 2004)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of independent registered public accounting firm
23.2	Consent of independent registered public accounting firm
23.3	Consent of independent registered public accounting firm
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page to this Registration Statement)
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, trustee under the Indenture

Item 17.	Undertakings

      (A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15 — Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints James V. Mazzo, Richard A. Meier and Aimee S. Weisner, and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, State of California, on this 10th day of September, 2004.

ADVANCED MEDICAL OPTICS, INC

By:	/s/ JAMES V. MAZZO

James V. Mazzo
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on September 10, 2004.

Signature	Title

/s/ JAMES V. MAZZO James V. Mazzo	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ RICHARD A. MEIER Richard A. Meier	Executive Vice President of Operations and Finance and Chief Financial Officer (Principal Financial Officer)

/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Vice President and Controller (Principal Accounting Officer)

/s/ WILLIAM R. GRANT William R. Grant	Chairman of the Board and Director

/s/ CHRISTOPHER G. CHAVEZ Christopher G. Chavez	Director

Signature	Title

/s/ WILLIAM J. LINK, PH.D. William J. Link, Ph.D.	Director

/s/ MICHAEL A. MUSSALLEM Michael A. Mussallem	Director

/s/ DEBORAH J. NEFF Deborah J. Neff	Director

/s/ JAMES O. ROLLANS James O. Rollans	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Advanced Medical Optics, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10)
4.2	Amended and Restated Bylaws of Advanced Medical Optics, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10)
4.3	Specimen certificate representing the common stock (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 10)
4.4	Rights Agreement, dated as of June 24, 2002, by and between Advanced Medical Optics, Inc. and Mellon Investor Services, as Rights Agent, which includes the form of Certificate of Designations of the Series A Junior Participating Preferred Stock of Advanced Medical Optics, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 24, 2002)
4.5	Indenture, dated as of June 22, 2004, among Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee. (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 22, 2004)
4.6	Form of 2.50% Convertible Senior Subordinated Note due 2024 (included in Exhibit 4.5)
4.7	Registration Rights Agreement, dated as of June 22, 2004, among Advanced Medical Optics, Inc. and Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities LLC, as Initial Purchasers. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 22, 2004)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of independent registered public accounting firm
23.2	Consent of independent registered public accounting firm
23.3	Consent of independent registered public accounting firm
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page to this Registration Statement)
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, trustee under the Indenture